EXHIBIT 2 (A)
                                                                   -------------

                                                                  EXECUTION COPY






                               PURCHASE AGREEMENT,

                         dated as of December 17, 1999,

                                      among

                              INSILCO CORPORATION,

                            TAYLOR PUBLISHING COMPANY

                                       AND

                              TP ACQUISITION CORP.

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                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS........................................................  1
ARTICLE II CLOSING........................................................... 10
   2.1      Closing.......................................................... 10
   2.2      Proceedings at Closing........................................... 10
ARTICLE III CONSIDERATION.................................................... 11
   3.1      Amount and Form of Consideration................................. 11
   3.2      Payment of Consideration......................................... 11
   3.3      Working Capital Purchase Price Adjustment........................ 11
ARTICLE IV................................................................... 13
   4.1      Organization; Power and Authority................................ 13
   4.2      Authorizations; Execution and Validity........................... 13
   4.3      Capitalization................................................... 13
   4.4      Financial Statements............................................. 14
   4.5      Consents......................................................... 14
   4.6      No Defaults or Covenants......................................... 14
   4.7      Owned Real Property.............................................. 14
   4.8      Leased Real Property............................................. 15
   4.9      Condition and Sufficiency of Assets.............................. 15
   4.10     Insurance........................................................ 15
   4.11     Contracts........................................................ 16
   4.12     Intentionally Left Blank......................................... 17
   4.13     Litigation; Orders............................................... 18
   4.14     Environmental Laws............................................... 18
   4.15     Patents, Trademarks and Similar Rights........................... 18
   4.16     Employees........................................................ 20
   4.17     Company Plans.................................................... 20
   4.18     Taxes............................................................ 22
   4.19     Title to Shares and the Limited Partner Interest................. 23
   4.20     Fees............................................................. 23
   4.21     Absence of Certain Changes or Events............................. 23
   4.22     Permits.......................................................... 25
   4.23     Inventories...................................................... 25
   4.24     Accounts Receivable.............................................. 26
   4.25     Compliance with Laws............................................. 26
   4.26     Transactions with Related Parties................................ 26
   4.27     Undisclosed Liabilities.......................................... 26
   4.28     Suppliers........................................................ 27
   4.29     Year 2000........................................................ 27
   4.30     Sales Representatives............................................ 27
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYERS........................... 27
   5.1      Organization and Good Standing................................... 27
   5.2      Authorization of Agreement....................................... 27
   5.3      Conflicts, Consents of Third Parties............................. 28
   5.4      Litigation....................................................... 28

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   5.5      Investment Intent; Sophisticated Buyer........................... 28
   5.6      Financing........................................................ 28
   5.7      Brokers.......................................................... 29
ARTICLE VI COVENANTS OF TPC AND SELLER....................................... 29
   6.1      Access to Documents; Opportunity to Ask Questions................ 29
   6.2      Conduct of Business.............................................. 29
   6.3      Further Actions.................................................. 30
   6.4      HSR Act Compliance............................................... 30
   6.5      No Breach of Representations and Warranties...................... 30
   6.6      Consents......................................................... 31
   6.7      Notification of Certain Matters.................................. 31
   6.8      No Solicitation.................................................. 31
   6.9      Non-competition.................................................. 32
   6.10     Release of Liens and Guaranty.................................... 32
   6.11     Access to Insurance Coverage..................................... 32
ARTICLE VII COVENANTS OF BUYERS.............................................. 33
   7.1      No Breach of Representations and Warranties...................... 33
   7.2      Seller's Access to Documents; Preservation of Books and Records.. 33
   7.3      HSR Act Compliance............................................... 33
   7.4      Further Actions.................................................. 33
   7.5      Release of Guarantees............................................ 34
   7.6      Notification of Certain Matters.................................. 34
   7.7      Return of Information............................................ 34
   7.8      Consents......................................................... 34
   7.9      Financing........................................................ 34
ARTICLE VIII CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS..................... 34
   8.1      Accuracy of Representations and Warranties....................... 34
   8.2      Performance of Covenants......................................... 35
   8.3      Hart-Scott-Rodino................................................ 35
   8.4      No Order......................................................... 35
   8.5      Officers' Certificates........................................... 35
   8.6      Delivery of Certificates......................................... 35
   8.7      Certified Resolutions............................................ 35
   8.8      Employment and Non-Competition Agreements........................ 35
   8.9      Consents......................................................... 35
   8.10     Opinion of Counsel for Seller and TPC............................ 36
   8.11     Financing........................................................ 36
   8.12     FIRPTA Affidavit................................................. 36
   8.13     Indebtedness..................................................... 36
   8.14     Release of Certain Liens......................................... 36
   8.15     Material Adverse Change.......................................... 36
ARTICLE IX CONDITIONS PRECEDENT TO SELLER'S AND TPC'S OBLIGATIONS............ 37
   9.1      Accuracy of Representations and Warranties....................... 37
   9.2      Performance of Covenants......................................... 37
   9.3      No Order......................................................... 37
   9.4      Officer's Certificate............................................ 37
   9.5      Certified Resolutions............................................ 37

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   9.6      Hart-Scott-Rodino................................................ 37
   9.7      Delivery of Purchase Price....................................... 37
   9.8      Consents......................................................... 37
   9.9      Opinion of Counsel for Buyer..................................... 38
ARTICLE X DELIVERIES AT CLOSING.............................................. 38
   10.1     Deliveries by Seller to Buyer.................................... 38
   10.2     Deliveries by Buyer to Seller.................................... 38
ARTICLE XI COVENANTS REGARDING EMPLOYEES..................................... 39
   11.1     Employment....................................................... 39
   11.2     Benefit Plans.................................................... 39
   11.3     Employee Liabilities............................................. 40
   11.4     Severance........................................................ 40
   11.5     401(k) Plan...................................................... 40
   11.6     Insilco Pension Plan............................................. 40
ARTICLE XII TAXES AND LITIGATION............................................. 41
   12.1     Tax Returns and Payments......................................... 41
   12.2     Refunds.......................................................... 42
   12.3     Cooperation...................................................... 43
   12.4     Buyer's Taxes.................................................... 43
   12.5     Miscellaneous.................................................... 43
   12.6     Section 338(h)(10) Election Section 754 Election................. 43
   12.7     Jostens Lawsuit.................................................. 44
ARTICLE XIII TERMINATION..................................................... 45
   13.1     Termination of Agreement......................................... 45
   13.2     Effect of Termination............................................ 45
ARTICLE XIV INDEMNIFICATION.................................................. 46
   14.1     Seller Indemnification........................................... 46
   14.2     Buyer Indemnification............................................ 46
   14.3     Indemnification Procedures....................................... 46
   14.4     Limits on Indemnification........................................ 48
   14.5     Inapplicability to Taxes......................................... 48
   14.6     Environmental Indemnification.................................... 48
ARTICLE XV GENERAL........................................................... 54
   15.1     Amendments....................................................... 54
   15.2     Waivers.......................................................... 54
   15.3     Notices.......................................................... 54
   15.4     Successors and Assigns; Parties in Interest...................... 55
   15.5     Severability..................................................... 55
   15.6     Entire Agreement................................................. 56
   15.7     Governing Law.................................................... 56
   15.8     Remedies......................................................... 56
   15.9     Arbitration...................................................... 56
   15.10    Expenses......................................................... 57
   15.11    Release of Information; Confidentiality.......................... 57
   15.12    Certain Construction Rules....................................... 57
   15.13    Counterparts..................................................... 58
   15.14    Survival......................................................... 58

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                               PURCHASE AGREEMENT

                  THIS PURCHASE AGREEMENT, dated as of December 17, 1999 (this "Agreement"), is entered into by and between TP Acquisition Corp., a Delaware corporation ("Buyer"), Insilco Corporation, a Delaware corporation ("Seller") and Taylor Publishing Company, a Delaware corporation ("TPC").

                  WHEREAS, Seller is the owner of all of the outstanding shares of capital stock (collectively the "Shares") of TPC;

                  WHEREAS, TPC conducts substantially all of its production business activities through Taylor Production Services Company, L.P., a Delaware limited partnership (the "Partnership" and, collectively with TPC, the "Company");

                  WHEREAS, TPC owns a 99% general partner interest in the Partnership and Seller owns a 1% limited partner interest in the Partnership (the "Limited Partner Interest");

                  WHEREAS, Castle Harlan Partners III, L.P., a Delaware limited partnership ("Castle Harlan"), has delivered the Buyer Guaranty Agreement (as defined herein); and

                  WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, on the terms and subject to the conditions set forth in this Agreement, all of the Shares and the Limited Partner Interest.

                  NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties contained herein, and subject to the conditions contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  As used in this Agreement:

                  "338 Election" has the meaning specified in Section 12.6(a).

                  "Affiliate" means, as to any Person, (a) any subsidiary of such Person and (b) any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person and includes, in the case of a Person other than an individual, each officer or director or general partner or member of such Person, and each Person who is the beneficial owner of 10% or more of such Person's outstanding stock having ordinary voting power of such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Affiliated Group" has the meaning specified in Section
4.18(a).
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                  "Aggregate Threshold Amount" has the meaning specified in
Section 14.6(d).

                  "Agreement" has the meaning specified in the preamble hereof.

                  "Approved Environmental Consultant" has the meaning specified in Section 14.6(b)(ii).

                  "Audited Financial Statements" has the meaning specified in
Section 4.4.

                  "Basket Amount" has the meaning specified in Section 14.4(a).

                  "Books and Records" has the meaning specified in Section
7.2(a).

                  "Business Intellectual Property" means the Owned Intellectual Property and the Licensed Intellectual Property.

                  "Business Trade Secrets" has the meaning specified in Section 4.15(h).

                  "Buyer" has the meaning specified in the preamble hereof.

                  "Buyer Confidentiality Agreement" means the Confidentiality Agreement, dated April 27, 1999, between Seller and Castle Harlan.

                  "Buyer Guaranty Agreement" means the Letter Agreement executed by Castle Harlan and delivered simultaneous with the execution of this Agreement whereby Castle Harlan is providing a guaranty of Buyer's obligations contained in this Agreement or any Buyer Transaction Agreement to the limited extent set forth in such Letter Agreement.

                  "Buyer Transaction Agreements" means this Agreement, the Buyer Guaranty Agreement and the agreements, instruments, documents and certificates to be executed at the Closing by Buyer pursuant to Section 10.2 of this Agreement.

                  "Cash Management Practices" has the meaning specified in
Section 4.21.

                  "Castle Harlan" has the meaning specified in the preamble hereof.

                  "Castle Harlan Letter" has the meaning specified in Section 5.6(b).

                  "Closing" has the meaning specified in Section 2.1.

                  "Closing Balance Sheet" means the balance sheet of the Company as of the Closing Date, prepared pursuant to Section 3.3.

                  "Closing Date" has the meaning specified in Section 2.1.

                  "Closing Working Capital" means the Working Capital of the Company as of the Closing Date as shown on the Closing Balance Sheet.

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                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Common Stock" means the common stock, par value $1.00 per share, of TPC.

                  "Company" has the meaning specified in the preamble hereof.

                  "Company Business" has the meaning specified in Section
6.9(a).

                  "Company Plan" has the meaning specified in Section 4.17(a).

                  "Company's Knowledge" means the actual knowledge, without specific inquiry, of Craig Van Pelt, Stephen Kreider, Bill Cheney, Keith Lewis and George Olsen.

                  "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

                  "Current Software" means that Software identified as Vision 2000 and Ultravision, including without limitation, all updates, upgrades, versions or releases thereof.

                  "Debt Financing" has the meaning specified in Section 5.6(a).

                  "Dispute Notice" has the meaning specified in Section 3.3(c).

                  "Dispute Notification" has the meaning specified in Section 14.6(b)(iv).

                  "Disputed Item" has the meaning specified in Section 3.3(c).

                  "Employee(s)" means employees of the Company who are employed by the Company, including any person on disability or leave of absence.

                  "Employee Benefit Plan" means any "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is sponsored, maintained or contributed to by the Company, or which is sponsored, maintained or contributed to by Seller for the benefit of Employees of the Company, other than a "multiemployer plan", as defined in Sections 3(37) and 4001(a)(3) of ERISA.

                  "Environmental Claims" means any written complaint, summons, citation, notice, directive, order or claim, or any litigation, investigation, judicial or administrative proceeding or judgment, from or by any governmental agency, department, bureau, office or other authority, or any third party asserting or finding violations of Environmental Laws or Releases of Hazardous Materials from (i) any assets, properties or businesses of the Company or any corporate predecessor in interest for which the Company would be liable; (ii) adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Company or any corporate predecessor in interest for which the Company would be liable.

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                  "Environmental Law" means any law concerning Releases into any part of the indoor or outdoor environment, or activities that might result in damage to the indoor or outdoor environment, or any law that is concerned in whole or in part with the indoor or outdoor environment and with protecting or improving the quality of the indoor or outdoor environment and protecting public and employee health and safety and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C.ss.9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.ss. 1801 et seq.), the Resource Conversation and Recovery Act (42 U. S. C.ss.6901 et seq.), the Clean Water Act (33 U. S. C.ss.7401 et seq.), the Toxic Substances Control Act (15 U.S.C.ss.2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.ss.136 et seq.), and the Occupational Safety and Health Act (29 U.S.C.ss.651 et seq.) ("OSHA"), as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any and all analogous federal, state or local statutes, ordinances and regulations imposing liability or establishing standards of conduct for the protection of the environment.

                  "Environmental Permit" means any Permit, approval, variance or permission required or exemption granted under any applicable Environmental Law and all supporting documents associated therewith.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Final Allocation" has the meaning specified in Section
12.6(a).

                  "Financial Statements" has the meaning specified in Section
4.4.

                  "Four Digit Year Format" means a format that allows entry and processing of a four-digit year date where the first two digits designate the century and the second two digits designate the year within the century.

                  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board.

                  "Governmental Authority" means any federal, state, local or foreign government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.

                  "Guaranty" means any guaranty or other obligation or liability of TPC or the Partnership pursuant to the Insilco Credit Agreement or the Insilco 12% Notes.

                  "Guaranty Contracts" has the meaning specified in Section 7.5.

                  "Hazardous Materials" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, or special waste, under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived

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

products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including but not limited to asbestos-containing materials) and manufactured products containing Hazardous Materials.

                  "Hourly Pension Plan" has the meaning specified in Section
11.2.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Indemnified Party" has the meaning specified in Section 14.3(a).

                  "Indemnifying Party" has the meaning specified in Section 14.3(a).

                  "Independent Accountant" means KPMG or such other independent accounting firm of international standing jointly selected by Buyer and Seller (it being agreed that the work to be performed shall, if performed by KPMG, be performed by its Dallas office).

                  "Individual Threshold Amount" has the meaning specified in
Section 14.6(d).

                  "Insilco 12% Notes" means the 12% Series B Senior Subordinated Notes of Seller due 2007 as well as financing, security and other agreements related thereto.

                  "Insilco 401(k) Plan" has the meaning specified in Section
11.5.

                  "Insilco Credit Agreement" means that certain Credit Agreement, dated as of October 21, 1994, by and among Seller, Citicorp USA, Inc. and Pearl Street L.P. as Co-Agents, Citicorp USA, Inc. as Administrative Agent, and the institutions from time to time a party thereto as lenders or issuing banks, as well as all amendments thereto and all security agreements relating thereto.

                  "Insilco Pension Plan" has the meaning specified in Section 11.6(a).

                  "Insilco Plan Participants" has the meaning specified in
Section 11.6(a).

                  "Intellectual Property" means all foreign and domestic (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same (collectively, "Trademarks"); (ii) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, "Patents"); (iii) confidential and proprietary information, trade secrets and know-how, including processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists; (iv) published and unpublished works of authorship, whether copyrightable or not,

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

copyright rights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, "Copyrights"); and (v) all other intellectual property or proprietary rights, including, but not limited to, any Intellectual Property rights in the Current Software and the Legacy Software.

                  "Intellectual Property Licenses" means all signed written license agreements granting permission to use any of the Business Intellectual Property, including without limitation agreements granting the Company rights to use the Licensed Intellectual Property and the Technology Systems (or components thereof), agreements granting rights to use the Owned Intellectual Property, Trademark coexistence agreements, Trademark consent agreements and nonassertion agreements.

                  "Jostens Lawsuit" has the meaning set forth in Section 12.7.

                  "Law" means any federal, state, local or foreign law, statute, rule, ordinance, code or regulation.

                  "Leap Year" means a year during which an additional calendar day is recognized in February (February 29th). A Leap Year occurs for each year that is divisible without remainder by the number four (4), except that a year that is divisible by the number 100 is not a Leap Year (unless it is also divisible without remainder by the number 400). The year 2000 is a Leap Year.

                  "Legacy Software" means Software, other than the Current Software, that was licensed or sold to third parties by the Company to aid in the production of yearbooks.

                  "Legal Proceeding" means any judicial, administrative or arbitral action, suit, proceeding (public or private), litigation, complaint, claim or governmental proceeding.

                  "Lender Letter" has the meaning specified in Section 5.6(a).

                  "Licensed Intellectual Property" means the Intellectual Property rights that the Company is licensed or otherwise permitted by other Persons to use.

                  "Lien" means any lien, pledge, mortgage, deed of trust, security interest, attachment, right of first refusal, option, claim, easement, covenant, encroachment, title defect or any other encumbrance whatsoever.

                  "Limited Partner Interest" has the meaning specified in the preamble hereof.

                  "Losses" has the meaning specified in Section 14.1.

                  "Lowest Cost Response" has the meaning specified in Section 14.3(c).

                  "Material Contract" has the meaning specified in Section 4.11(a).

                  "Material Sales Representatives" has the meaning specified in
Section 4.30.
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                  "Material Suppliers" has the meaning specified in Section
4.28.

                  "Modified Allocation" has the meaning specified in Section 12.6(a).

                  "Non-Competition Period" has the meaning specified in Section 6.9(a).

                  "Non-Responding Party" has the meaning specified in Section 14.6(b)(ii).

                  "Order" means any order, judgment, injunction, ruling, writ, award or decree specifically identified by its terms as applicable to the Company.

                  "Owned Intellectual Property" means Intellectual Property owned by the Company.

                  "Owned Real Property" has the meaning specified in Section
4.7.

                  "Partnership" has the meaning specified in the preamble hereof.

                  "PBGC" has the meaning specified in Section 4.17(d).

                  "Permit" means any permit, license, certificate (including a certificate of occupancy) registration, authorization, application, filing, notice, qualification, waiver of any of the foregoing or approval of a Governmental Authority.

                  "Permitted Liens" means: (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP, (b) workers', repairmen's, and similar Liens imposed by Law that have been incurred in the ordinary course of business consistent with past practices relating to obligations as to which there is no material default on the part of the Company, (c) retention of title agreements with suppliers entered into in the ordinary course of business, (d) the rights of customers to customer deposits, (e) Liens securing indebtedness arising under the Insilco Credit Agreement and other Liens that are to be released concurrently with or prior to the Closing, and (f) Liens and other title defects that do not materially impair the value or continued use as currently conducted of the assets to which they relate.

                  "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority, or other entity.

                  "Pre-Closing Taxes" has the meaning specified in Section 12.1(c)(i).

                  "Preliminary Closing Working Capital" has the meaning specified in Section 3.3(a).

                  "Proposed Allocation" has the meaning specified in Section 12.6(a).

                  "Real Property Leases" has the meaning specified in Section 4.8(a).

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                  "Registered" means issued, registered, renewed or the subject of a pending application.

                  "Related Party" means (i) any Affiliate of Seller, TPC or the Partnership, or (ii) except for any non-natural equity holder of Seller, any grandparent, parent, brother, sister, child or spouse of any such Affiliate.

                  "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the Company including, without limitation, the movement of any Hazardous Material or other substance through or in the air, soil, surface water, groundwater or property, but excluding any release, emission or discharge authorized under any Environmental Permit or provision of Environmental Law.

                  "Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, or evaluate Hazardous Materials in the environment; (ii) bring any Facility into compliance with Environmental Law, including but not limited to installing any air emission control equipment required by a Governmental Authority or Environmental Law;
(iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) prevent or minimize a Release or threatened Release so they do not migrate, endanger or threaten to endanger public health or welfare or the environment; (v) any other actions authorized by 42 U.S.C. ss.9601(24). Notwithstanding the foregoing, any surface or subsurface assessment or investigation performed by Buyer prior to the identification of a Seller Environmental Liability, unless an Environmental Law requires such assessment or investigation or a Governmental Authority expressly requires such assessment or investigation, shall not be considered "Remedial Action" and the costs associated therewith shall not be "Losses" hereunder.

                  "Remedial Action Plan" has the meaning specified in Section 14.6(b)(ii).

                  "Representatives" has the meaning specified in Section 6.1.

                  "Resolution Period" has the meaning specified in Section
3.3(d).

                  "Responding Party" has the meaning specified in Section 14.6(b)(ii).

                  "Rules" has the meaning specified in Section 15.9.

                  "Schedule" means a disclosure schedule provided by Seller to Buyer pursuant to this Agreement.

                  "Section 14.6 Environmental Claim" has the meaning specified in Section 14.6(b)(i).

                  "Securities Act" has the meaning specified in Section 5.5.

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                  "Seller" has the meaning specified in the preamble hereof.

                  "Seller Environmental Liabilities" means any Losses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and reasonable out-of-pocket costs for environmental site assessments, remedial investigation, feasibility studies and Remedial Actions), to the extent arising from (i) any Release or threatened Release of a Hazardous Material to the surface or subsurface (including the soils and groundwater) which occurred prior to the Closing Date at the Company's facilities located at 1550 Mockingbird Lane, Dallas, Texas, 67 Great Valley Parkway, Malvern, Pennsylvania, 2027 Industrial Drive, San Angelo, Texas, or 10365 Railroad Drive, El Paso, Texas (collectively, the "Current Facilities") or 3210 Dyer Street, El Paso, Texas; and (ii) any Release to the air from the Company's operations at the Current Facilities that is in violation of any Environmental Law which occurred (x) prior to the Closing Date, or (y) during the 120 day period after the Closing Date, provided such Releases are not the result of a material alteration in the Company's operations as those operations existed during the twelve-month period prior to the Closing Date.

                  "Seller Refunds" has the meaning specified in Section 12.2.

                  "Seller Transaction Agreements" means this Agreement and the other agreements, instruments, documents and certificates to be executed at the Closing by Seller or TPC pursuant to Section 10.1 of this Agreement.

                  "Shares" has the meaning specified in the preamble hereof.

                  "Software" means (i) any and all computer software, including all source and object code, (ii) machine readable databases and compilations, including any and all data and collections of data, and (iii) all content contained on the respective Internet site(s).

                  "Statement" has the meaning specified in Section 12.1(d).

                  "Straddle Period" has the meaning specified in Section 12.1(c)(ii).

                  "Tax" or "Taxes" means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, documentary, stamp, excise and other taxes, duties and similar governmental charges or assessments imposed by or on behalf of any Governmental Authority and any interest, fines, penalties or additions relating to any such tax, duty, charge or assessment.

                  "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim or refund, amended return and declaration of estimated Tax.

                  "Technology Systems" means the electronic data processing, electronic information, electronic recordkeeping, electronic communications, electronic telecommunications, and computer systems, computer firmware, computer hardware (whether general or special purpose), Software and other similar or related items of automated, computerized, and/or Software system(s) that are used internally by the Company in the conduct of its business and are owned by or licensed to the Company or that the Company otherwise possesses a contractual right to use. "Technology Systems" does not mean third party systems such as the Internet, the public telephone network, or any public utility.

                  "Third Party Consultant" has the meaning specified in Section 14.6(b)(v).

                  "TPC" has the meaning specified in the preamble hereof.

                  "Unaudited Financial Statements" has the meaning specified in
Section 4.4.

                  "Working Capital" means the current assets minus the current liabilities of the Company determined in accordance with GAAP, applied in a manner consistent with the preparation of the Audited Financial Statements.

                  "Year 2000 Compliant" means the ability of software, computer systems, computer hardware and related electronic equipment, data, electronic interfaces or computer processes in all material respects to accept (from a system that is Year 2000 Compliant), calculate, process, maintain, output (to a system that is Year 2000 Compliant), operate, store and produce data before, on or after January 1, 2000 (including taking into account that such year is a Leap
Year), accurately and without corruption, interruption or error due to the fact that the time at which and the date on which such items are operating is before, on or after 00:00 on January 1, 2000 or due to the fact that such data represents a time or date before, on or after 00:00 on January 1, 2000; provided, however, that such compliance shall not be affected by any inaccuracies, delays, corruption, interruptions or errors resulting from receiving or transmitting data, software or other information from or to software, computer systems, computer hardware and related electronic equipment, data, electronic interfaces or computer processes (other than the Technology Systems, Current Software or Legacy Software) that are not Year 2000 Compliant.


                                   ARTICLE II

                                     CLOSING

                  2.1 Closing. The Closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York at 10 a.m., New York, New York time, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VIII and IX, or at such other time and place or on such other date as the parties may agree (the "Closing Date").

                  2.2 Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

                                   ARTICLE III

                                  CONSIDERATION

                  3.1 Amount and Form of Consideration. The purchase price to be paid by Buyer to Seller in consideration of the Shares (subject to the purchase price adjustment provisions of Section 3.3) is $92,545,200 in United States dollars. The purchase price to be paid by Buyer to Seller in consideration of the Limited Partner Interest (subject to the purchase price adjustment provisions of Section 3.3) is $934,800 in United States dollars. Buyer and Seller will bear equally the cost of any documentary, stamp, sales and excise or other Taxes (other than income Taxes, including without limitation, Texas franchise tax, which shall be payable by Seller) payable in respect of the transfer of the Shares or the Limited Partner Interest.

                  3.2 Payment of Consideration. At the Closing, Buyer will pay the entire purchase price to Seller, by wire transfer of immediately available funds, and Seller will deliver to Buyer (i) a certificate or certificates representing all of the Shares, in appropriate form for transfer to Buyer or accompanied by duly executed stock powers, and (ii) the Limited Partner Interest, in appropriate form for transfer to Buyer.

                  3.3   Working Capital Purchase Price Adjustment.

                  (a) No later than five days prior to the Closing Date, Seller shall prepare and the parties shall jointly agree on a statement setting forth their estimate of the Working Capital of the Company as of the Closing Date (the "Preliminary Closing Working Capital"), which shall reflect the estimates of the parties, based on the information available to them at the time, of amounts to be reflected on the Closing Balance Sheet. If the parties cannot timely agree on the statement of Preliminary Closing Working Capital, the statement shall be submitted to the Independent Accountant, who shall be jointly retained by the parties, for the purpose of determining the Preliminary Closing Working Capital as soon as reasonably possible and the Closing Date shall be postponed, if necessary, pending such determination. Notwithstanding the foregoing, in no event shall the Closing Date be postponed pursuant to this Section 3.3(a) if either party is willing temporarily to waive (pending and subject to the determination of the Closing Balance Sheet) its objection to the statement of the Preliminary Closing Working Capital. To the extent the Independent Accountant is retained pursuant to this Section 3.3(a), Seller and Buyer shall each bear one-half of all the fees and expenses incurred in connection with the engagement of the Independent Accountant. The determination of the Preliminary Closing Working Capital (pending and subject to the determination of the Closing Balance Sheet) shall be final, conclusive and binding on the parties hereto and not subject to appeal, absent fraud or manifest error. If the Preliminary Closing Working Capital is less than $9,947,000, the purchase price set forth in
Section 3.1 shall be decreased by an amount equal to such shortfall. If the Preliminary Closing Working Capital is greater than $9,947,000, the purchase price set forth in Section 3.1 shall be increased by an amount equal to such excess. Any adjustment to the purchase price required by this Section 3.3 shall be appropriately allocated between the purchase price paid for the Shares and the purchase price paid for the Limited Partner Interest.

                  (b) Within 45 days after the Closing Date, Buyer shall deliver to Seller the Closing Balance Sheet, which shall be prepared in a manner consistent with the preparation of the Audited Financial Statements, including using the same methods, policies, practices, principles and procedures with consistent classification, judgments and estimation that were used in the preparation of the Audited Financial Statements except that the Closing Balance Sheet shall be prepared on an interim basis, if applicable, and shall not take into account the transactions contemplated by this Agreement or any changes in circumstances or events occurring after the close of business on the Closing Date. The Closing Balance Sheet shall contain or be accompanied by a schedule setting forth the calculation of the Closing Working Capital.

                  (c) Seller shall have reasonable access to the books and records of the Company during normal business hours, and reasonable access to the management of Company, for the purpose of verifying the Closing Balance Sheet. Seller may dispute any amounts reflected on the Closing Balance Sheet (each, a "Disputed Item") within 30 days after delivery of the Closing Balance Sheet if it submits to Buyer a written notice (a "Dispute Notice") identifying each Disputed Item and the line items of the Closing Balance Sheet to which it relates and setting forth the amount in dispute and a reasonably detailed statement of the basis thereof.

                  (d) For a period of 20 days following the date of delivery of a Dispute Notice by Seller pursuant to paragraph (c) above (the "Resolution Period"), Buyer and Seller shall negotiate in good faith in an attempt to resolve the Disputed Items. If, at the end of the Resolution Period, the parties have not reached an agreement in writing as to all Disputed Items, all unresolved Disputed Items shall be submitted to the Independent Accountant, who shall be jointly engaged by Buyer and Seller within 10 days after the end of the Resolution Period for the purpose of making a final determination with respect to such items. The parties shall take all action reasonably required to cause the Independent Accountant to make its determination within 30 days after the date of its engagement, which determination shall be made in accordance with the provisions of this Section 3.3. Upon making its determination, the Independent Accountant shall deliver to Buyer and Seller (i) a report setting forth its adjustments, if any, to the Disputed Items on the Closing Balance Sheet and the calculations supporting such adjustments, and (ii) the Closing Balance Sheet accompanied by a schedule setting forth the calculation of Closing Working Capital. Such report, Closing Balance Sheet and calculation of Closing Working Capital shall be final, conclusive and binding on the parties hereto and not subject to appeal, absent fraud or manifest error. Seller and Buyer shall each bear one-half of all the fees and expenses incurred in connection with the engagement of the Independent Accountant.

                  (e) No later than five days after the expiration of the 30-day period set forth in paragraph (c) above or after all Disputed Items have been resolved in accordance with the provisions of this Section 3.3, if the Closing Working Capital is less than the Preliminary Closing Working Capital, Seller shall pay to Buyer an amount in cash equal to such shortfall. Likewise, if the Closing Working Capital exceeds the Preliminary Working Capital, Buyer shall pay to Seller an amount in cash equal to such excess. The amount payable pursuant to this Section 3.3(e) shall be paid by wire transfer of immediately available funds to such bank account as is designated by the party entitled to receive such payment.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Each of TPC and Seller jointly and severally hereby represents and warrants to Buyer as follows:

                  4.1 Organization; Power and Authority. TPC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified and in good standing to transact business in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not be material. The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and is qualified and in good standing to transact business in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not be material. Each of Seller and TPC has all requisite corporate or partnership power and authority, as the case may be, to execute, deliver and perform its obligations under each of the Seller Transaction Agreements and to consummate the transactions contemplated hereby and thereby to be consummated by it. The Company has all power needed to own or lease and operate its assets and to carry on its business as it is now being conducted.

                  4.2 Authorizations; Execution and Validity. The execution and delivery of the Seller Transaction Agreements by Seller, the performance of the Seller Transaction Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby to be consummated by it, have been duly authorized by all necessary corporate action and no other corporate action on the part of Seller is necessary with respect thereto. The execution and delivery of the Seller Transaction Agreements by TPC, the performance of the Seller Transaction Agreements by TPC and the consummation by TPC of the transactions contemplated hereby and thereby to be consummated by it, have been duly authorized by all necessary corporate action and no other corporate action on the part of the TPC is necessary with respect thereto. Each of the Seller Transaction Agreements has been duly and validly executed and delivered by each of Seller and TPC and constitutes a valid and binding obligation of each of Seller and TPC and is enforceable against each of Seller and TPC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

                  4.3 Capitalization. The total authorized number of shares of capital stock of TPC is 1,000 shares of Common Stock. There are an aggregate of 10 shares of Common Stock outstanding, all of which shares are owned, free and clear of any Liens except for Liens resulting from the Insilco Credit Agreement, by Seller, have been duly authorized and validly issued, and are fully paid and non-assessable. There are no outstanding options, subscriptions, warrants, calls, commitments or other rights obligating TPC to issue or sell any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock. None of the outstanding shares of capital stock of TPC were issued in violation of any preemptive rights. TPC is the sole general partner of the Partnership and owns free and clear of any Lien, except for Liens resulting from the Insilco Credit Agreement, a 99% general partner interest in the Partnership. Seller is the sole limited partner of the Partnership and owns free and clear of any

Lien, except for Liens resulting from the Insilco Credit Agreement, the Limited Partner Interest which represents the remaining equity interest in the Partnership. There are no outstanding options, subscription, warrants, calls, commitments or other rights obligating the Partnership to issue or sell any additional interest in the Partnership or any securities convertible into or exercisable for any interest of the Partnership. Excluding TPC's equity interest in the Partnership, neither TPC nor the Partnership owns, directly or indirectly, any capital of or other equity interest in any corporation, partnership or other entity or organization.

                  4.4 Financial Statements. The Company has made available to Buyer, (i) the unaudited statement of net assets of the Company as of December 31, 1998 and December 31, 1997, with the related statements of operations and operating cash flows for the years ended on such dates and the accompanying notes (the "Unaudited Financial Statements"), and (ii) audited financial statements of the Company for the fiscal year ended August 31, 1999, including a balance sheet of the Company at such date and the related statements of income and cash flow for the period then ended and the accompanying notes (the "Audited Financial Statements" and collectively with the Unaudited Financial Statements, the "Financial Statements"). The Financial Statements have been prepared from the books and records of the Company. The Financial Statements present fairly, in all material respects, the financial position of the Company as of the dates indicated, and the results of its operations and cash flows for the periods presented in conformity with GAAP, except as described in the accompanying notes.

                  4.5 Consents. Except as would not be material, neither the execution and delivery by TPC or Seller of the Seller Transaction Agreements nor consummation or performance by TPC or Seller of the transactions contemplated by the Seller Transaction Agreements to be consummated or performed by it will require prior to the Closing (on the part of TPC or Seller) any consent from, authorization or approval or other action by, notice to or declaration filing or a registration with, any Governmental Authority, except to comply with the HSR Act.

                  4.6  No Defaults or Conflicts. Except as set forth in Schedule
4.6 neither the execution and delivery by TPC or Seller of the Seller Transaction Agreements nor the consummation or performance by TPC or Seller of the transactions contemplated by the Seller Transaction Agreements to be consummated or performed by it (i) results or, on the Closing Date, will result in any violation of the certificate of incorporation or by-laws of TPC; (ii) results or, on the Closing Date, will result in any violation of the certificate of limited partnership or agreement of limited partnership of the Partnership; or (iii) conflicts with or, on the Closing Date, will conflict with, or constitutes or, on the Closing Date, will constitute a breach of any of the terms or provisions of or a default under, or results or, on the Closing Date, will result in the creation or imposition of any Lien upon any property or asset of the Company, the trigger of any charge or payment or requirement of consent, or the acceleration of the maturity of any payment date under: (A) any Material Contract, (B) any existing applicable Law or Order to which the Company or any of its properties is subject, other than such conflicts, breaches and defaults as would not be material, or would be waived or avoided by the consents, approvals, authorizations, filings or notices described in Schedule 4.6.

                  4.7 Owned Real Property. Schedule 4.7 lists all the real property owned in fee simple by the Company (the "Owned Real Property"). The Company has good and marketable title to the Owned Real Property, free and clear of Liens other than Permitted Liens. There are no leases on all or any portion thereof or any interest therein. The Company has not received written notice of any eminent domain proceedings affecting the Owned Real Property.

                  4.8   Leased Real Property.

                  (a) Schedule 4.8 contains a complete and correct list of all real property leases and any and all amendments thereto relating to the leased real property to which the Company is a party or is bound (the "Real Property Leases"). The Company has made available to Buyer correct and complete copies of the Real Property Leases. Except as disclosed in Schedule 4.8, (i) each of the Real Property Leases is in full force and effect, and, to the Company's Knowledge, is enforceable in all material respects against the landlord which is party thereto in accordance with its terms, (ii) there are no subleases under the Real Property Leases and none of the leases has been assigned, (iii) no notices of default or notices of termination have been received by the Company with respect to the Real Property Leases which have not been withdrawn or canceled and (iv) the Company is not, and to the Company's Knowledge, no other party is, in material default under any Real Property Lease, except in the case of clause (i), as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

                  (b) The Company has not received written notice of a proceeding in eminent domain or other similar proceeding affecting property listed on Schedule 4.8.

                  4.9  Condition and Sufficiency of Assets.

                  (a) The items of material tangible personal property owned or leased by the Company and the material improvements and structures (and the fixtures and appurtenances thereto) located on the Owned Real Property and the real property subject to the Real Property Leases are (i) in good working order, reasonable wear and tear excepted and (ii) reasonably suitable for the uses for which they are intended. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY AS TO THE CONDITION OR OPERATION OF ANY ASSETS OF THE COMPANY.

                  (b) Since January 1, 1996, the business of the Company, as currently being conducted, has been conducted solely by TPC and the Partnership and not through any other subsidiary, Affiliate, joint venture or other Person. The Company owns or has valid leasehold interests in all of the material properties and assets which are used in the business of the Company, or are necessary to conduct the business of the Company, in substantially the same manner as currently conducted, except for the properties or assets owned or leased by Seller and identified on Schedule 4.9(b) and except for assets or services used by businesses generally such as the internet, the public telephone network, and public utilities. Seller does not provide any material services to the Company other than those identified in Schedule 4.9(b).

                  4.10 Insurance. Schedule 4.10 contains a true and complete list of all insurance policies, and formal self-insurance programs, covering or maintained by the Company and its owned or leased properties, employees or Employee Benefit Plan fiduciaries and describing each pending claim thereunder for more than $50,000 per claim. All insurance policies listed on Schedule 4.10 have been made available to Buyer, are occurrence-based (except for the Company's Directors and Officers Liability coverage) and are subject to the deductibles or retentions referenced on
Schedule 4.10. The Company maintains insurance, in coverages and amounts believed by the Company to be customary in the industry and which are believed adequate in the reasonable judgment of the Company. Except as would not be material, all such insurance is in full force and effect. The Company has not received any written notice of cancellation or nonrenewal of any such insurance policy. The Company has not failed to give any notice or present any claim for more than $50,000 under any of the policies in due and timely fashion. The Company has not been refused any insurance with respect to its assets, properties or businesses, nor has any coverage been materially limited by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance during the last three years. No further payments of premiums will be due following the Closing by the Company with respect to insurance coverages prior to the Closing. Other than with respect to related deductible and/or self-insurance amounts, the insurance coverage currently applicable to the Company (or comparable coverage) has been in effect for at least the last three years. To Seller's knowledge, neither this Agreement, nor any of the transactions contemplated by this Agreement to occur at the Closing, will adversely affect the Company's coverage with respect to periods prior to the Closing under the terms of the insurance policies. To Seller's knowledge, the Company will continue to enjoy the same coverage under the policies after the Closing that it did prior to the Closing with respect to periods prior to Closing.

                  4.11   Contracts.

                  (a) Material Contracts. Other than (i) Real Property Leases,
(ii) Company Plans, (iii) Contracts listed on Schedule 4.16(a) and 4.16(b) and
(iv) Intellectual Property Licenses, Schedule 4.11(a) lists, as of the date hereof, all of the following executory contracts to which the Company is a party or by which its assets are bound (the "Material Contracts"):

                           (1) individual Contracts with customers with respect
                  to which the Company billed more than $100,000 during 1999;

                           (2) any individual Contract which is an exclusive
                  dealing, requirements or take or pay agreement involving expenditures in excess of $50,000 during 1998;

                           (3) Contracts not listed or required to be listed
                  pursuant to Section 4.11(a)(2) which provide for aggregate future annual payments by the Company of more than $100,000, except for purchase orders or sales orders arising in the ordinary and usual course of business, in which case they are listed only if any party thereto is obligated to make payments pursuant thereto aggregating more than $200,000;

                           (4) Contracts which establish a partnership, joint
                  venture, material agency or other similar arrangement;

                           (5) any Contract which relates to indebtedness for
                  borrowed money in excess of $50,000 or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

                           (6) any Contract which provides for future payments
                  that are conditioned on or result from, in whole or in part, a change of control of the Company or a change of management of the Company;

                           (7) any Contract which relates to marketing, sales or
                  advertising and provides for aggregate future payments of more than $100,000;

                           (8) any Contract under which the Company has
                  guaranteed the obligations of any Person, agreed to indemnify any Person (other than in the ordinary course of business), or agreed to share Tax liability with any Person;

                           (9) any Contract which relates to the acquisition by
                  the Company of any of the capital stock or substantially all of the assets of another Person;

                           (10) any Contract which restricts the right of the
                  Company to compete in any way with any other Person, or which contains covenants pursuant to which any non-natural Person has agreed not to compete, or otherwise restricts a non-natural Person's ability to engage freely, in any part of the Company Business;

                           (11) any Contract not disclosed herein or not
                  otherwise required to be disclosed pursuant to this Schedule
                  4.11 which provides for annual payments in excess of $100,000 which extends more than a year from the date hereof and is not cancelable by the Company on 30 days' written notice without penalty;

                           (12) any Contract which provides for the sale or
                  lease after the date hereof of any of the assets of the Company other than in the ordinary course of business; and

                           (13) any Contract which binds the Company to make
                  payments to any director or any former director of the Company.

                  (b) Material Contract Exceptions. All Material Contracts are valid, binding and in full force and effect, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and except for such failures to be valid, binding and enforceable which, individually or in the aggregate, would not be material. Neither the Company nor, to the Company's Knowledge, any other party to such Material Contracts, is in material default under any Material Contract.

                  4.12  [Intentionally Left Blank]

                  4.13 Litigation; Orders. Schedule 4.13 lists all material Legal Proceedings pending or, to the Company's Knowledge, threatened in writing against or affecting the Company or any of its assets. Except as disclosed on
Schedule 4.13, the Company is not subject to any Order. There are no Legal Proceedings pending against or, to the Company's Knowledge or the knowledge of Seller, threatened in writing against, Seller or the Company that questions the validity or legality of any of the Seller Transaction Agreements or any action taken or to be taken by Seller or TPC in connection herewith or therewith.

                  4.14 Environmental Laws. Except as set forth on Schedule 4.14: (i) the Company is in material compliance with all Environmental Laws;
(ii) the Company is in material compliance with all Environmental Permits required to operate the facilities, assets and business of the Company; (iii) the Company is in material compliance with all Orders to which it is a party or by which it is bound that relates to any Environmental Law; (iv) the Company is not subject to any Environmental Claims and, to the Company's Knowledge, no material unresolved Environmental Claims have been asserted or threatened in writing against the Company or any predecessor in interest; (v) except where not material, there has been no Release at any of the properties owned or operated by the Company or, to the Company's Knowledge, a corporate predecessor in interest for which the Company would be liable, or to the Company's Knowledge, at any disposal or treatment facility which received Hazardous Materials generated by the Company or any corporate predecessor in interest for which the Company would be liable; (vi) except where not material, no Environmental Claims have been asserted in writing against any facilities that may have received Hazardous Materials generated by the Company or any corporate predecessor in interest for which the Company would be liable; and (vii) Seller has delivered to, or made available for review by, Buyer true and complete copies of all material environmental reports, studies, investigations or correspondence regarding any environmental liabilities of the Company or any environmental conditions at any property operated by the Company or any corporate predecessor in interest for which the Company would be liable which are in possession of Seller, the Company or their agents.

                  4.15   Patents, Trademarks and Similar Rights.

                           (a) Schedule 4.15(a) sets forth a true and complete
list and summary description of all (i) Registered Patents, Trademarks and Copyrights, and material trademarks, service marks and internet domain names that are not Registered, comprising a part of the Owned Intellectual Property and (ii) material Intellectual Property Licenses.

                           (b) Except as set forth on Schedule 4.15(b) and
except with respect to applications for Registered Patents, Trademarks and Copyrights, to the Company's Knowledge, all Registered Patents, Trademarks, and Copyrights comprising a part of the Owned Intellectual Property are valid, subsisting and enforceable. Except where not material, all documentation necessary to confirm the Company's ownership of the Registered Patents, Trademarks, and Copyrights comprising a part of the Owned Intellectual Property has been recorded in the United States Patent and Trademark Office.

                           (c) Except as set forth on Schedule 4.15(c), no
material Legal Proceeding is pending concerning any claim or position, and to the Company's Knowledge no such claim has been threatened in writing or asserted in writing, that the Company has violated any Intellectual Property rights, and, to the Company's Knowledge, no valid basis for any such material Legal Proceeding exists which would result in a successful claim against the Company.

                           (d) No material Legal Proceeding is pending, and to
the Company's Knowledge no claim has been threatened in writing or asserted in writing, concerning any claim or position that the Company or another Person has breached any of the Intellectual Property Licenses, and, to the Company's Knowledge, no valid basis for any such material Legal Proceeding exists which would result in a successful claim against the Company. No party to any of the Intellectual Property Licenses has given the Company notice of its intention to cancel, terminate or fail to renew any of the Intellectual Property Licenses.

                           (e) Except as set forth on Schedule 4.15(e), no
material Legal Proceeding is pending concerning the Owned Intellectual Property, Current Software, or Legacy Software, including any Legal Proceeding concerning a claim or position that the Business Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, or cancelable, that the Owned Intellectual Property, Current Software, or Legacy Software is not owned or not owned exclusively by the Company and to the Company's Knowledge no such claim has been threatened in writing or asserted in writing, and, to the Company's Knowledge, no valid basis for any such material Legal Proceedings or claims exists which would result in a successful claim against the Company.

                           (f) Except where not material or as set forth on
Schedule 4.15(f), to the Company's Knowledge in the Company's opinion, no Person is infringing or misappropriating any of the Owned Intellectual Property.

                           (g) Except as set forth on Schedule 4.15(g) or as
would not be material, the Company exclusively owns all Owned Intellectual Property, and owns or otherwise holds valid rights to use all Intellectual Property, Current Software, and Technology Systems (and components thereof) necessary for use in the operation of the business of the Company as currently operated. Except where not material or as set forth on Schedule 4.15(g), all such rights in the Owned Intellectual Property are free of all Liens (except Permitted Liens) and are fully assignable by the Company to any Person, without payment, consent of any Person or other assignment, condition or restriction.

                           (h) Except as set forth on Schedule 4.15(h), the
Company has taken commercially reasonable measures to protect the secrecy, confidentiality and value of trade secrets and other confidential and proprietary information owned by the Company which were worth protecting (collectively, "Business Trade Secrets") (including without limitation, where necessary, entering into appropriate confidentiality agreements with officers, directors, consultants, employees, and other Persons with access to the Business Trade Secrets). To the Company's Knowledge, the Business Trade Secrets have not been disclosed to any Persons other than Company's employees, consultants or contractors who use such Business Trade Secrets in the ordinary course of employment or contract performance.

                           (i) Except as set forth on Schedule 4.15(i) or where
not material, all former and current employees, consultants and contractors of the Company who worked on the development of the Current Software have executed sufficient written instruments or agreements with the Company that assign to the Company all of their rights to any improvements, discoveries, works, information or other Intellectual Property.

                  4.16   Employees.

                           (a) Employees. Schedule 4.16(a) sets forth a list, as
of the date hereof, of all written individual employment, consulting, non-compete or severance agreements with Employees or former employees of the Company that individually provide for annual payments after the date hereof in excess of $50,000.

                           (b) Unions. Except as disclosed on Schedule 4.16(b),
there is no collective bargaining or other labor union agreement applicable to any of the Employees of the Company. Except as set forth on Schedule 4.16(b), no organized work stoppage or material labor dispute against the Company is pending or, to the Company's Knowledge, threatened in writing. Except as disclosed on
Schedule 4.16(b), the Company has not received written notice of any unfair labor practice and, to the Company's Knowledge, no such complaints are pending before the National Labor Relations Board or other similar governmental authority which, in each case, if adversely determined, would be material.

                           (c) The Company has not incurred any material
liability or obligation under the Workers Adjustment and Retraining Notification Act or any similar laws, which remains unpaid or unsatisfied.

                  4.17   Company Plans.

                           (a) Company Plans. Schedule 4.17(a) lists, as of the
date hereof, all current Employee Benefit Plans, and all material bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, workers' compensation arrangements, supplemental retirement, severance or material fringe benefit plan, program, policy or arrangements of the Company (or such plans, programs, policies or arrangements of Seller in which any employees of the Company participate) (together with the Employee Benefit Plans, the "Company Plans").

                           (b) Employee Benefit Plan Exceptions. Except as
disclosed on Schedule 4.17(b), each Employee Benefit Plan has been administered in all material respects in accordance with the applicable requirements of ERISA and the Code. Except as disclosed on Schedule 4.17(b), each Company Plan has been administered in all material respects in accordance with the documents and instruments governing the plan. There have been no nonexempt material "prohibited transactions" (as that term is defined in ERISA or the Code) with respect to any Employee Benefit Plan. Each Employee Benefit Plan intended to qualify under Section 401 of the Code has received a ruling or determination letter from the Internal Revenue Service concluding that such Employee Benefit Plan so qualifies. There has been no occurrence since the date of the most recent determination letter for each such Employee Benefit Plan that would adversely affect the qualified status of such Employee Benefit Plan, assuming the proper amendment of the Employee Benefit Plan to comply with changes in applicable law prior to the expiration of any applicable remedial amendment period.

                           (c) Records. Except as disclosed on Schedule 4.17(c),
the Company has made available to Buyer copies of each Company Plan and any amendment thereto and any related trust agreement, funding agreement and insurance contract relating thereto, and if applicable: (i) the most recent actuarial valuation report, (ii) the last filed Form 5500 or 5500-C, (iii) the summary plan description currently in effect for each Employee Benefit Plan and all material modifications thereto, (iv) the last financial statement for each Employee Benefit Plan and its related trust, if any, and (v) the most recent determination letter issued with respect to each Employee Benefit Plan. Except as provided on Schedule 4.17(c), all reports and returns with respect to any Employee Benefit Plan required to be filed for 1996, 1997 or 1998 under ERISA or the Code that must be filed prior to the Closing Date to be timely filed, have been filed or will be filed before the Closing Date.

                           (d) Funding. All contributions required by applicable
law or the terms of a Company Plan to be made on or at any time prior to the date hereof (or, with respect to the Closing Date, by the Closing Date) by the Company to a Company Plan have been made or will have been made within the time prescribed by the applicable Law or Company Plan. Except as set forth on
Schedule 4.17(d), the assets of each Employee Benefit Plan as of the Closing Date, exceed the present value of the benefits liabilities (as defined in Section 4001(a)(16) of ERISA) in the event of termination of the Employee Benefit Plan as of the Closing Date. With respect to each Employee Benefit Plan subject to Title IV of ERISA, there has not occurred, and the transactions contemplated by this Agreement will not result in the occurrence of, a "reportable event" within the meaning of Section 4043(b) of ERISA or the regulations thereunder, excluding any reportable events with respect to which the reporting requirement has been waived by the Pension Benefit Guaranty Corporation ("PBGC"). The PBGC has not instituted or, to the Company's Knowledge, threatened, a proceeding to terminate any Employee Benefit Plan subject to Title IV of ERISA. All premiums due to the PBGC on or before the Closing Date with respect to any Employee Benefit Plans subject to Title IV of ERISA have been or will be paid in full, including late fees, interest and penalties, if and to the extent applicable. The Company has not, within the 5 year period preceding the Closing Date, entered into any transaction the principal purpose of which was to evade liability to which Seller or the Company would otherwise be subject under Title IV of ERISA. The principal purpose of Seller entering into the transactions contemplated by this Agreement is not to evade liability to which Seller or the Company would otherwise be subject under Title IV of ERISA.

                           (e) Multiemployer Plans. Except as disclosed on
Schedule 4.17(e), the Company has not (i) contributed to or is required to contribute to a "Multiemployer Plan" as that term is defined in Sections 3(37) and 4001(a)(3) of ERISA, or (ii) completely or partially withdrawn from a Multiemployer Plan under Section 4201 of ERISA. With respect to any Multiemployer Plan to which the Company is or was required to contribute, there is no event or condition, including, without limitation, on account of or in connection with the transactions contemplated by this Agreement, which would to the Company's Knowledge be expected to cause the Company to incur any liability under Section 4201 of ERISA.

                           (f) Pending Actions. There are no actions pending in
any court or, to the Company's Knowledge, asserted in writing to the Company against the assets of any of the Company Plans or against the Company (that would not be required to be referenced on Schedule 4.13) or against any fiduciary of the Company Plans with respect to the Company

Plans, except undisputed claims for benefits payable in the ordinary course of operation of the Company Plans.

                           (g) Post Retirement Welfare Benefits. Except as
disclosed on Schedule 4.17(g), and except as required by Section 4980B of the Code, no Company Plan or binding arrangement provides medical or death benefits (whether or not insured) with respect to Employees or former employees of the Company beyond their retirement or other termination of employment. Any continuation coverage provided under any Employee Benefit Plan complies with
Section 4980B of the Code and the participant or beneficiary pays premiums at costs computed pursuant to Section 4980B of the Code.

                           (h) Deal Payments. No Company Plan or any other
agreement, program, policy or other arrangement by or to which the Company is a party provides for the payment of money, or transfer of other property or other consideration as a result of the transactions contemplated by this Agreement, except as disclosed on Schedule 4.17(h), whether or not any such payment would constitute a "parachute payment" or "excess parachute payment" within the meaning of Section 280G of the Code.

                  4.18  Taxes.

                           (a) Except as set forth on Schedule 4.18(a), (i) all
Tax Returns required to be filed as of the date hereof and on or before the Closing Date (taking into account extensions of time within which to file) by or on behalf of the Company, or any affiliated consolidated, combined or unitary group of corporations (under federal, state or local tax law) of which the Company or TPC is or has been a member (each, an "Affiliated Group") have been (or, as of the Closing Date, will have been) filed, all such Tax Returns are (or will be) true, correct and complete and all Taxes required to be paid by the Company or any Affiliated Group for the periods to which such returns relate have been (or will have been) paid, (ii) the Company is not the beneficiary of any extension of time to file any Tax Return, and (iii) there are no pending proposed deficiencies or other claims for unpaid Taxes received by or relating to Taxes of the Company or any Affiliated Group (to the extent applicable to the Company or TPC).

                           (b) All Taxes that the Company is required to
withhold or collect have been duly withheld or collected and have been paid over, as required, to the appropriate taxing authority.

                           (c) Except as set forth on Schedule 4.18(c), there
are no audits or proceedings pending or, to the Company's Knowledge, threatened with respect to Taxes of the Company. Except as set forth on Schedule 4.18(c), no waivers of statutes of limitations have been given with respect to any Taxes owed by the Company, which waivers are in effect as of the date hereof.

                           (d) Except as otherwise disclosed in Schedule
4.18(d), no notices of Tax liens have been filed with respect to any assets of the Company. For any taxable period that remains open, TPC has been included only in combined, consolidated or unitary groups for federal, state and local income tax purposes that are described in Schedule 4.18(d). Neither TPC nor the Partnership is a party to or bound by any agreement or understanding providing for the allocation or sharing of Taxes other than with respect to each other and/or Seller. Except as set forth on Schedule 4.18(d), neither TPC nor the Partnership is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method and neither TPC nor the Partnership has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method. The acquisition of the stock of TPC will not be a factor causing any payments to be made by TPC or the Partnership to be nondeductible (in whole or in part) pursuant to Section 280G of the Code. No disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to foreign, state and/or local tax statutes has been filed with respect to any item relating to TPC or the Partnership. Set forth on Schedule 4.18(d) is a list of all federal income tax audits relating to TPC or the Partnership that have, within three years of the date of this Agreement, been completed by the Internal Revenue Service. No consent or election under Section 341 of the Code has been made for TPC or any of its assets. No property of TPC or the Partnership is "tax exempt use property" within the meaning of Section 168(h) of the Code, and neither TPC nor the Partnership is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, except as set forth on Schedule 4.18.

                  4.19 Title to Shares and the Limited Partner Interest. The delivery by Seller to Buyer at the Closing of the certificates representing the Shares, duly endorsed in blank or accompanied by stock powers endorsed in blank will vest Buyer on the Closing Date with good and marketable title to all of the Shares, free and clear of all Liens. The transfer of the Limited Partner Interest to Buyer at Closing will vest Buyer with good and marketable title to the Limited Partner Interest, free and clear of all Liens. Except as set forth on Schedule 4.19, Seller has the full power, right and authority to vote and transfer the Shares and the Limited Partner Interest and, on the Closing Date, Seller will have the full power, right and authority to vote and transfer the Shares and the Limited Partner Interest.

                  4.20 Fees. Except for the fees payable to Donaldson, Lufkin & Jenrette Securities Corporation, which are the responsibility of Seller, neither Seller nor the Company has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

                  4.21 Absence of Certain Changes or Events. Except for the sweep of cash from the Company by Seller or the payment by Seller of accounts payable on behalf of the Company (such cash sweeps and payment of accounts payable sometimes collectively referred to herein as the "Cash Management Practices"), or as expressly contemplated by this Agreement, since August 31, 1999, there has not been any transaction or occurrence in which the Company has:

                           (a) suffered any material adverse change nor has
there been any event which has had or may reasonably be expected to have a material adverse effect on the Company;

                           (b) other than in relation to the Guaranty, incurred
any material obligations or liabilities of any nature other than items incurred in the regular and ordinary course of business, or increased (or experienced any change in the assumptions underlying or the methods of calculating) any bad debt, contingency, or other reserve, other than in the ordinary course of business;

                           (c) paid, discharged, or satisfied any material
claim, lien, encumbrance, obligation or liability (whether absolute, accrued, contingent, and whether due or to become due), other than the payment, discharge, or satisfaction in the ordinary course of business of claims, liens, encumbrances, obligations or liabilities of the type reflected or reserved against in the Audited Financial Statements or which were incurred in the ordinary course of business;

                           (d) permitted, allowed or suffered any of its
properties or assets (real, personal or mixed, tangible or intangible) to be subject to any Lien, other than Permitted Liens;

                           (e) written down or written up the value of any
equipment, inventory (including write-downs by reason of shrinkage or markdowns), determined as collectible any accounts receivable or any portion thereof which were previously considered uncollectible, or written off as uncollectible any accounts receivable or any portion thereof, except for write-downs, write-ups and write-offs in the ordinary course of business, none of which is material in amount;

                           (f) canceled any debts or waived any claims or rights
in excess of $50,000 individually or $100,000 in the aggregate;

                           (g) disposed of or permitted to lapse any right to
the use of any material patent, trademark, assumed name, service mark, trade name, copyright, license or application therefor;

                           (h) except for commitments for capital expenditures
not exceeding $750,000 in the aggregate made in the ordinary course of business, committed to make any capital expenditure not paid for or accrued prior to the Closing Date for additions to property, plant, equipment, intangible or capital assets or for any other purpose, other than for emergency repairs or replacement;

                           (i) other than in relation to the Guaranty, incurred
any indebtedness for borrowed money;

                           (j) other than to independent sales representatives,
paid, loaned, distributed, or advanced any amounts to, sold or transferred any properties or assets (real, personal or mixed, tangible or intangible) to, purchased, licensed or otherwise acquired any properties or assets from or entered into any other agreement or arrangement with any Affiliate of the Company except for compensation not exceeding the rate of compensation as of August 31, 1999 or as not required to be scheduled pursuant to Section 4.21(p) and for routine travel advances to officers and employees;

                           (k) other than cash (in each case), declared, set
aside or paid any dividend or other distribution (whether in stock or property) with respect to any of the outstanding Common Stock or partnership interests, or made any redemption, purchase or other acquisition of any of its equity securities;

                           (l) issued, sold, split, combined or reclassified any
of the shares of Common Stock or interests in the Partnership, or issued, committed to issue or authorized any issuance of any options, warrants or other similar convertible securities;

                           (m) made any change in its accounting methods,
principles or practices, except insofar as may have been required by a change in GAAP;

                           (n) entered into any collective bargaining or labor
agreement (oral and legally binding or written), or experienced any organized slowdown, material work interruption, strike or work stoppage;

                           (o) sold, transferred, or otherwise disposed of any
of its material assets except in the ordinary course of business;

                           (p) granted or incurred any obligation for any
increase in the compensation of any of its officers or Employees (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment) except for raises to officers or Employees in the ordinary course of business and not in excess of the Company's 1999 salary increase guidelines attached to Schedule 4.21(p);

                           (q) suffered any uninsured casualty loss or damage in
excess of $100,000 individually or $200,000 in the aggregate;

                           (r) made or agreed to make any charitable
contributions or incurred or agreed to incur any non-business expenses in excess of $50,000 in the aggregate;

                           (s) amended any provisions of its Certificate of
Incorporation, bylaws or the Agreement of Limited Partnership of the Partnership or changed any of its authorized capital stock or interests;

                           (t) taken any other material action except in the
ordinary course of business; or

                           (u) agreed, so as to legally bind them whether in
writing or otherwise, to take any of the actions set forth in this Section 4.21 and not otherwise permitted by this Agreement.

                  4.22 Permits. The Company has all material Permits that are necessary for the Company Business. Except as would not be material, there has occurred no default under any Permits. There are no pending Legal Proceedings relating to the suspension, revocation or modification of any Permit. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in any suspension, revocation, cancellation or invalidation of any material Permit that is necessary for the Company Business.

                  4.23 Inventories. All inventory, whether reflected on the Audited Financial Statements or subsequently acquired, (a) has been and on the Closing Date will have been acquired by the Company only in bona fide transactions entered into in the ordinary course of business, and (b) is of good and merchantable quality except to the extent reserves have been taken consistent with past practices. Except as described in Schedule 4.23, the Company has now and on the Closing Date will have valid legal title to its inventory free and clear of any Liens other than Permitted Liens. Since August 31, 1999, the Company has not established reserves regarding obligations with respect to the return of inventory in a manner inconsistent with past practice.

                  4.24 Accounts Receivable. All accounts receivable shown on the Audited Financial Statements represent, and the accounts receivable of the Company outstanding on the Closing Date will represent, sales actually made or services actually performed in the ordinary course of business in bona fide transactions completed in accordance with the terms and provisions contained in any documents relating thereto.

                  4.25 Compliance with Laws. Except where not material, the Company has not engaged and is not engaging in any activity and has not omitted and is not omitting to take any action that was, is, created or creates a violation of any law applicable to the Company, its business or its assets.

                  4.26 Transactions with Related Parties. Except for the Cash Management Practices or as set forth in Schedule 4.26:

                           (a) No executory agreement or transaction between the
Company and any Related Party has been entered into which, if not existing, would have resulted in a material adverse effect in the results of operations reflected in the Audited Financial Statements or, irrespective of whether such would result in a material adverse effect, will continue after the Closing Date;

                           (b) No Related Party is a director or officer of, or
has any direct or indirect interest in (other than the ownership of not more than 5% of the publicly traded shares of), any person or entity which is a supplier, vendor, landlord, sales representative or competitor of the Company;

                           (c) No Related Party owns or has any interest in,
directly or indirectly, in whole or in part, any tangible or intangible property used in the conduct of the business of the Company;

                           (d) Other than amounts owed to Seller pursuant to any
intercompany debts, or expense advance reimbursements in the ordinary course of business, no Affiliate of the Company owes any money to, nor is any such Affiliate owed any money by, the Company; and

                           (e) The Company has not, directly or indirectly,
guaranteed or assumed any indebtedness for borrowed money or otherwise for the benefit of any Related Party, other than the Guaranty.

                  4.27 Undisclosed Liabilities. Except as expressly permitted hereby, the Company does not have any material liabilities or obligations of a nature required by GAAP to be reflected on a balance sheet of the Company except for (i) liabilities and obligations reflected or reserved for in the Audited Financial Statements, (ii) liabilities or obligations incurred after August 31, 1999 in the ordinary course of business consistent with past practice and (iii) liabilities and obligations under or reflected on a Schedule for this Agreement.

                  4.28 Suppliers. Set forth in Schedule 4.28 is a list of the five suppliers that accounted for the largest dollar volume of purchases by the Company during each of the last three fiscal years (the "Material Suppliers"). No Material Supplier has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company during the twelve months immediately preceding the date hereof (or the Closing Date, as of the Closing Date) or has during such period materially decreased, or threatened to materially decrease or materially limit, its services, supplies or materials to the Company. The Company has not received any notice during the twelve months immediately preceding the date hereof that any Material Supplier intends to cancel or otherwise materially modify its relationship with the Company or to materially decrease or materially limit its services, supplies or materials to the Company.

                  4.29  Year 2000. The material Technology Systems and
Current Software are Year 2000 Compliant, and the Company has implemented a compliance program and conducted reasonable tests sufficient to ensure such Year 2000 Compliance.

                  4.30 Sales Representatives. Set forth on Schedule 4.30 is a list of all independent sales representatives who generated sales in excess of $2,000,000 for the Company during 1998 (the "Material Sales Representatives"). The Company has a written contract with each of its independent sales representatives. As of the date hereof, no Material Sales Representative has canceled or otherwise terminated its relationship with the Company.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Seller as follows:

                  5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  5.2 Authorization of Agreement. The execution and delivery of the Buyer Transaction Agreements by Buyer (or Castle Harlan, if applicable), the performance of the Buyer Transaction Agreements and the consummation by Buyer (or Castle Harlan, if applicable) of the transactions contemplated by the Buyer Transaction Agreements, have been duly authorized by all necessary action and no other action on the part of Buyer (or Castle Harlan, if applicable) is necessary with respect thereto. Each of the Buyer Transaction Agreements has been duly and validly executed and delivered by Buyer (or Castle Harlan, if applicable), constitutes a valid and binding obligation of Buyer (or Castle Harlan, if applicable) and is enforceable against Buyer (or Castle Harlan, if applicable) in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

                  5.3 Conflicts, Consents of Third Parties. Neither the execution and delivery by Buyer (or Castle Harlan, if applicable) of the Buyer Transaction Agreements nor consummation or performance by Buyer (or Castle Harlan, if applicable) of the transactions contemplated by the Buyer Transaction Agreements to be consummated or performed by it will: (a) violate any Law, (b) violate the certificate of incorporation or bylaws of Buyer, (c) violate any Order to which Buyer is a party or by which it is bound or (d) require any consent from, authorization or approval or other action by, and no notice to or declaration, filing or registration with any Governmental Authority, except to comply with the HSR Act.

                  5.4 Litigation. There are no Legal Proceedings pending against Buyer or Castle Harlan or, to the best knowledge of Buyer, threatened in writing against Buyer or Castle Harlan that question the validity or legality of any Buyer Transaction Agreement or any action taken or to be taken by Buyer or Castle Harlan in connection herewith or therewith, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby.

                  5.5 Investment Intent; Sophisticated Buyer. Buyer (a) is an informed sophisticated entity with sufficient knowledge and experience in investing so as to be able to evaluate the risks and merits of its purchase of the Shares and the Limited Partner Interest, (b) is financially able to bear the risks of purchasing the Shares and the Limited Partner Interest, (c) has had an opportunity to discuss the business, management and financial affairs of the Company with the Company's management, (d) is acquiring the securities relating to this Agreement for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, (e) understands that (i) such securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) such securities must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (f) has no present need for liquidity in connection with its purchase of the Shares and the Limited Partner Interest, (g) understands that the purchase of the Shares and Limited Partner Interest involves a high degree of risk, and (h) acknowledges that the purchase of such securities is consistent with its general investment objectives.

                  5.6   Financing.

                           (a) Lenders. Buyer has obtained and furnished to
Seller a letter dated December 17, 1999, from Heller Financial, Inc. (the "Lender Letter"), with respect to its financing (the "Debt Financing") a portion of the transactions contemplated hereby. The Lender Letter is in full force and effect on the date hereof and neither Buyer nor Castle Harlan has received any notice from such lender that it intends to cancel such Lender Letter. If delivered as contemplated by Section 13.1(d), on the date of delivery to Seller the revised Lender Letter referred to in Section 13.1(d) will be in full force and effect, and on such date neither Buyer nor Castle Harlan will have received any notice from such lender that it intends to cancel such Lender Letter.

                           (b) Castle Harlan. Pursuant to that certain letter
(the "Castle Harlan Letter") dated December 17, 1999 from Castle Harlan, Buyer has obtained a commitment from Castle Harlan to supply the equity and subordinated debt financing for the transactions contemplated hereby. Other than having obtained the Debt Financing and satisfaction of the conditions in this Agreement, Buyer has satisfied all conditions to the Castle Harlan Letter and it is in full force and effect on the date hereof and is not subject to cancellation.

                           (c) Upon funding of the Castle Harlan Letter and the
Lender Letter, Buyer will have sufficient cash to enable it to consummate the transactions contemplated by this Agreement, including, without limitation, paying all fees and expenses incurred by or on behalf of Buyer in connection with the consummation of the transactions contemplated hereby.

                  5.7 Brokers. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

                                   ARTICLE VI

                           COVENANTS OF TPC AND SELLER

         From and after the date hereof and until the Closing Date, each of TPC and Seller hereby covenants and agrees, as applicable, that:

                  6.1 Access to Documents; Opportunity to Ask Questions. Seller shall, and shall cause the Company to, make available for inspection by Buyer and its directors, officers, employees, counsel, representatives, financing sources, accountants and auditors (collectively, "Representatives"), during normal business hours, corporate records, books of accounts, (including accountants' work papers), Contracts and all other documents requested by Buyer, and shall permit Buyer and its Representatives reasonable access to the properties, facilities, suppliers, customers and employees of the Company (provided that Buyer has identified, in the case of employees, the persons to Seller and Seller has consented to such access, with such consent not to be unreasonably withheld) so that Buyer and such Representatives may make reasonable inspection and examination of the business, operations and affairs of the Company and to facilitate the transactions contemplated by this Agreement. All access and information is subject to the terms and conditions of Buyer Confidentiality Agreement.

                  6.2 Conduct of Business. Until the Closing Date, Seller shall cause the Company to (unless Buyer shall otherwise consent in writing, or except as otherwise specifically contemplated by this Agreement):

                           (a) operate only in the usual, regular and ordinary
manner consistent with past practice, provided that Seller may (at its option) sweep up to 100% of the cash of the Company as of the Closing Date contemporaneous with or immediately prior to the Closing, and use its commercially reasonable efforts to preserve its present business operations, organization and goodwill and maintain to the extent appropriate its existing relations with material customers and suppliers, key employees, material creditors and business partners;

                           (b) maintain all of its assets and properties in
their current condition, normal wear and tear excepted;

                           (c) maintain its books, accounts and records in the
usual, regular and ordinary manner, on a basis consistent with prior years, and comply with all contractual and other obligations;

                           (d) maintain supplies of similar kind, amount and
quality as that maintained on the date hereof;

                           (e) comply in all material respects with all
applicable Laws to which it is subject;

                           (f) not adopt or enter into any plan of complete or
partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or with any Person, and not engage in any new business;

                           (g) not amend or modify TPC's certificate of
incorporation or by-laws and not amend or modify the Partnership's certificate of limited partnership or agreement of limited partnership;

                           (h) not incur or agree to incur any obligations to,
directly or indirectly, sell, transfer, pledge or issue any securities nor issue, sell, transfer or pledge its securities; and

                           (i) not take or suffer any action which, if taken or
suffered prior to the date hereof, would have required disclosure on Schedule 4.21; or

                           (j) not agree to take any action or actions
prohibited by any of the foregoing clauses (a) through (i) or to authorize, recommend, propose or announce an intention to do any of the foregoing.

                  6.3 Further Actions. Seller shall, and shall cause the Company to, execute and deliver such instruments and take such other actions as may reasonably be required to (a) carry out the intent of this Agreement and (b) consummate the transactions contemplated hereby.

                  6.4 HSR Act Compliance. Promptly after the execution of this Agreement, TPC and Seller shall file any notification required to be filed under the HSR Act to consummate the transactions contemplated hereby, and shall request early termination of the waiting period thereunder. TPC and Seller shall use commercially reasonable efforts to comply as promptly as practicable with any request made pursuant to the HSR Act for additional information.

                  6.5 No Breach of Representations and Warranties. Each of Seller and TPC will not take any action, and will use commercially reasonable efforts not to permit any event to occur, which would result in any of the representations and warranties of Seller or TPC contained in any Seller Transaction Agreement not being true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

                  6.6 Consents. Each of Seller and TPC shall obtain the consents of the third parties to the Contracts listed on Schedule 6.6. The Company will use good faith efforts, at Buyer's expense, to obtain the consent of Lernout & Hauspie Speech Products N.V. (assignee of Inso Dallas Corporation) to the transactions contemplated by this Agreement, as required by that certain License Agreement between the Company and Lernout & Hauspie Speech Products N.V., dated April 11, 1996 and amended on September 23, 1999.

                  6.7 Notification of Certain Matters. Seller and TPC shall give prompt notice to Buyer of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at the Closing Date and (ii) any material failure of Seller, TPC or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  6.8 No Solicitation. None of Seller, TPC nor any of their Affiliates shall (and Seller and TPC shall use commercially reasonable efforts to cause its respective officers, directors, Employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than Buyer, any of its Affiliates or Representatives) concerning any merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company or any division or operating or principal business unit of the Company.

                  6.9 Non-Competition. Seller and its subsidiaries will not for a period of five years following the Closing (the "Non-Competition Period"), without the express written consent of the Company, directly or indirectly, in any geographic area where the Company conducts business during the Non-Competition Period, (i) engage or participate in the following businesses:
(1) scholastic yearbook publishing, (2) specialty publishing, featuring sports, gardening, health and other special interests, or (3) reunion services providing event planning services of school alumni (the "Company Business"); (ii) request, induce, attempt to influence or have any other business contact with any Company Business customers or potential customers which have been in contact with the Company, to curtail or cancel any business they may transact with the Company;
(iii) solicit for employment or employ an officer, director, or employee earning in excess of $75,000 of the Company, or any subsidiary thereof to become an officer, director or employee of Seller or its Affiliates; (iv) request, induce, attempt to influence or have any other business contact with any distributor or supplier of goods or services to the Company, to curtail or cancel any business they may transact with the Company; (v) request, induce, attempt to influence or have any other business contact with any Governmental Authority to terminate, revoke or materially and adversely alter or impair any Permit held, owned, used or reserved for the Company or (vi) engage in or participate in, directly or indirectly, any business conducted under any name that shall be the same as or similar to the name of the Company or any trade name used by it. For purposes of this Section 6.9, Seller shall be deemed to engage or participate in a business if it, directly or indirectly, engages in, owns, manages, operates, controls or substantially invests in any business engaged in the Company Business; provided, however, that Seller or any subsidiary may invest in the securities of any enterprise if (x) such securities are publicly traded and (y) Seller or any subsidiary does not beneficially own (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of 5%, in the aggregate, of the outstanding equity of such enterprise. Seller is entering into the foregoing covenant to induce Buyer to consummate the transactions contemplated by this Agreement, including the transfer of the goodwill of the Company.

                  6.10 Release of Liens and Guaranty. Seller shall obtain on, or prior to, the Closing the release of (i) Liens (other than Permitted Liens) affecting the Company or its assets, and (ii) the Guaranty.

                  6.11 Access to Insurance Coverage. Prior to Closing, Seller shall not cancel any of the existing insurance policies referred to on Schedule
4.10 (the "Insurance Policies"). Seller shall impose no obstacle following the Closing to the Company's giving notice of or presenting any claim covered by the occurrence-based Insurance Policies directly to the insurance carrier if the Company is a named insured thereunder. If the Company is not a named insured of any Insurance Policy, Seller shall give notice of or present all claims to the insurance carrier on the Company's behalf as soon as is commercially reasonable after its receipt of written notice from the Company requesting Seller to do so. All proceeds from insurance claims made on behalf of the Company to insurance carriers under this Section 6.11 will be tendered by Seller to the Company promptly upon receipt and Seller will take all commercially reasonable actions necessary to otherwise cooperate with the Company in pursuing such claims, provided that the Company will bear all costs and expenses incurred by Seller in fulfilling its obligations pursuant to this Section 6.11.

                                   ARTICLE VII

                               COVENANTS OF BUYER

                  From and after the date hereof and until the Closing (except with respect to Section 7.2 and Section 7.5 which shall survive the Closing), Buyer hereby covenants and agrees that:

                  7.1 No Breach of Representations and Warranties. Buyer will not take any action, and will use its commercially reasonable efforts not to permit any event to occur, which would result in any of the representations and warranties of Buyer contained in any Buyer Transaction Agreement not being true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

                  7.2 Seller's Access to Documents; Preservation of Books and Records.

                           (a) For a period of seven years from the Closing Date
(or such longer period as may be necessary with respect to any Tax period ended on or prior to the Closing Date for which the statute of limitations has not expired as of the end of such seven-year period), (i) Buyer shall cause the Company not to dispose of or destroy any of the books and records of the Company relating to periods prior to the Closing ("Books and Records") without first offering to turn over possession thereof to Seller by written notice to Seller at least 90 days prior to the proposed date of such disposition or destruction and (ii) Buyer shall cause the Company to allow Seller and its agents access to all Books and Records and any other documents, and information therefrom, to the extent necessary to allow Seller to prepare its Tax Returns, and shall provide reasonable assistance of Company personnel in making available such Books, Records, documents and information; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the Company's business. Seller shall reimburse the Company for the reasonable out-of-pocket expenses incurred by it in performing any of the covenants contained in Section 7.2.

                           (b) The seven-year period referred to in Section
7.2(a) shall be extended in the event that Seller advises Buyer in writing that any Legal Proceeding or investigation is pending or threatened in writing at the termination of such seven-year period and such extension shall continue until any such Legal Proceeding or investigation has been settled through judgment or otherwise and/or is no longer pending or threatened.

                  7.3 HSR Act Compliance. Promptly after the execution of this Agreement, Buyer shall file any notification required to be filed under the HSR Act to consummate the transactions contemplated hereby, and shall request early termination of the waiting period thereunder. Buyer shall use commercially reasonable efforts to comply as promptly as practicable with any request made pursuant to the HSR Act for additional information.

                  7.4 Further Actions. Buyer agrees to execute and deliver such instruments and take such other actions as may reasonably be required to (a) carry out the intent of this Agreement and (b) consummate the transactions contemplated hereby.

                  7.5 Release of Guarantees. Buyer shall from time to time before or after the Closing Date provide to Seller and to the Company such information with respect to Buyer as may be reasonably requested to assist the Company and Seller in obtaining a valid and binding full release, in form reasonably satisfactory to Seller, of all of Seller's obligations under any Contract (however denominated) relating to the guarantee of any obligation or liability of the Company (collectively, the "Guaranty Contracts"), including, but not limited to, the agreements listed on Schedule 7.5. Buyer agrees to indemnify and hold Seller, and each of its Affiliates and the officers, directors, employees and agents thereof, harmless from and against all Losses arising out of, based upon, attributable to or resulting from all of Seller's obligations under the Guaranty Contracts. For purposes of this Section 7.5, the indemnification procedures of Section 14.3 shall be applicable.

                  7.6 Notification of Certain Matters. Buyer shall give prompt notice to Seller and TPC of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at the Closing Date and (ii) any material failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  7.7 Return of Information. In the event of termination of this Agreement, Buyer will return or cause to be returned to the Company all documents and other materials obtained from, or on behalf of, the Company in connection with the transactions contemplated hereby and will keep confidential any such information, all in accordance with the provisions of the Buyer Confidentiality Agreement.

                  7.8   [Intentionally Left Blank]

                  7.9 Financing. Buyer will take all commercially reasonable actions necessary to satisfy all of its obligations contained in the Lender Letter and the Castle Harlan Letter.

                                  ARTICLE VIII

                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

                  The obligation of Buyer to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction of the following conditions at or prior to the Closing:

                  8.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Seller and TPC contained herein shall be true and correct in each case at and as of the Closing Date as if made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) except to the extent that the failure of such representations and warranties to be true and correct (in the aggregate) does not have or will not be reasonably likely to have a material adverse effect on the Company or materially adversely affect the consummation of the transactions contemplated hereby or Seller's or TPC's ability to perform its obligations hereunder in a timely manner. Notwithstanding anything contained herein to the contrary, in making the determination required by the preceding sentence, deviations which result solely from actions or inactions expressly requested or consented to in writing by Buyer shall not be considered.

                  8.2 Performance of Covenants. Seller and TPC shall have performed and complied, in all material respects, with the covenants and provisions of this Agreement required to be performed or complied with by them between the date hereof and the Closing Date.

                  8.3 Hart-Scott-Rodino. All applicable waiting periods in respect of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

                  8.4 No Order. No Order shall be in effect forbidding, enjoining or restraining the consummation of the transactions contemplated in this Agreement or which would limit or affect the ability of Buyer to own or control the Company and there shall not have been threatened, nor shall there be pending, any Legal Proceeding seeking to forbid, enjoin, refrain or delay, challenge the validity of, or seek damages in respect of, the material transactions contemplated by this Agreement which has a reasonable likelihood of success.

                  8.5 Officers' Certificates. Buyer shall have received a certificate from TPC and Seller to the effect set forth in Sections 8.1 and 8.2 hereof, dated the Closing Date, signed on behalf of TPC by a duly authorized officer of TPC, and signed on behalf of Seller by a duly authorized officer of Seller.

                  8.6 Delivery of Certificates. Seller shall have delivered to Buyer, at the Closing, the certificates representing the Shares and the Limited Partner Interest, duly endorsed in blank or accompanied by stock powers duly endorsed in blank and such other instruments reasonably deemed to be necessary or required to vest in Buyer all of Seller's right, title and interest with respect to the Shares and the Limited Partnership Interest, free and clear of all Liens.

                  8.7 Certified Resolutions. Buyer shall have received a certificate of the Secretary or an Assistant Secretary of Seller, dated the Closing Date, setting forth resolutions of the board of directors of Seller authorizing the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

                  8.8 Employment and Non-Competition Agreements. The employment and non-competition agreements between the Company and Messrs. Van Pelt, Kreider and Lewis entered into concurrently herewith shall be in effect (excluding any failure of any such agreement to be in effect as a result of Buyer's actions, omissions or fault) and Buyer shall not have received notice that such employees are not ready and willing to perform under such agreements at Closing.

                  8.9 Consents. All consents or waivers required pursuant to the Insilco Credit Agreement and the Insilco 12% Notes shall have been obtained.

                  8.10 Opinion of Counsel for Seller and TPC. Buyer shall have received an opinion from Baker & Botts, L.L.P., counsel for Seller and the Company, in substantially the form attached hereto as Exhibit A.

                  8.11 Financing. Buyer shall have received financing substantially as set forth in the Lender Letter.

                  8.12 FIRPTA Affidavit. Buyer shall have received an affidavit from Seller in accordance with Section 1445(b)(2) of the Code wherein Seller states that it is not a foreign person.

                  8.13 Indebtedness. The Company shall have no indebtedness for borrowed money, other than any indebtedness included in the calculation of the Closing Working Capital.

                  8.14 Release of Certain Liens. Buyer, at its discretion, shall have received Uniform Commercial Code searches (which searches shall be made or caused to made by and at the expense of Buyer) of filings made pursuant to Article 9 thereof in all jurisdictions where any of the Company's material assets are located, in form, scope and substance reasonably satisfactory to Buyer, which searches shall reflect the release or termination of all Liens against any the Company's assets disclosed thereby that are not Permitted Liens, or Buyer shall have received evidence satisfactory to it, that all such Liens other than Permitted Liens or as set forth on Schedule 8.14 have been released or terminated prior to Closing.

                  8.15 Material Adverse Change. There shall not have been any material adverse change, nor any events that would reasonably be expected to have a material adverse change to the Company, from the date hereof to the Closing Date.

                                   ARTICLE IX

             CONDITIONS PRECEDENT TO SELLER'S AND TPC'S OBLIGATIONS

                  9.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer contained herein shall be true and correct in all material respects in each case at and as of the Closing Date as if made at and as of the Closing Date except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period except to the extent that the failure of such representations and warranties to be true and correct does not have or will not be reasonably likely to have a material adverse effect on the consummation of the transactions contemplated hereby or Buyer's ability to perform its obligations hereunder in a timely manner. Notwithstanding anything contained herein to the contrary, in making the determination required by the preceding sentence, deviations which result solely from actions or inactions expressly requested or consented to in writing by Seller or TPC shall not be considered.

                  9.2 Performance of Covenants. Buyer shall have performed and complied, in all material respects, with the covenants and provisions in this Agreement required herein to be performed or complied with by it between the date hereof and the Closing Date.

                  9.3 No Order. No Order shall be in effect forbidding, enjoining or restraining the consummation of the transactions contemplated in this Agreement or which would limit or affect the ability of Buyer to own or control the Company and there shall not have been threatened, nor shall there be pending, any Legal Proceeding seeking to forbid, enjoin, refrain or delay, challenge the validity of, or seek damages in respect of, the material transactions contemplated by this Agreement upon which has a reasonable likelihood of success.

                  9.4 Officer's Certificate. Seller shall have received a certificate from Buyer to the effect set forth in Sections 9.1 and 9.2 hereof, dated the Closing Date, signed by a duly authorized officer thereof.

                  9.5 Certified Resolutions. Seller shall have received a certificate of a duly authorized officer of Buyer, dated the Closing Date, setting forth the resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

                  9.6 Hart-Scott-Rodino. All applicable waiting periods in respect of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

                  9.7 Delivery of Purchase Price. Seller shall have received the purchase price payable pursuant to this Agreement.

                  9.8   [Intentionally Left Blank]

                  9.9 Opinion of Counsel for Buyer. Seller shall have received an opinion from Schulte Roth & Zabel, LLP, counsel for Buyer, in substantially the form attached hereto as Exhibit B.

                                    ARTICLE X

                              DELIVERIES AT CLOSING

                  10.1 Deliveries by Seller to Buyer. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

                           (a) the certificates evidencing the Shares, and such
instruments or documents evidencing the sale, assignment, transfer and conveyance by Seller to Buyer of the Shares and the Limited Partner Interest in accordance with the terms hereof;

                           (b) the certificates referred to in Section 8.5
hereof;

                           (c) the certified resolutions of the board of
directors of Seller referred to in Section 8.7 hereof;

                           (d) a certificate of the Secretary or an Assistant
Secretary of each of Seller and TPC attesting as to the incumbency and signature of each officer of Seller and TPC, respectively, who shall execute this Agreement and any other Seller Transaction Agreement and certifying as being complete and correct the copies attached to such certificate of the certificate of incorporation and bylaws of TPC and the certificate of limited partnership and agreement of limited partnership of the Partnership, each as in effect on such date;

                           (e) a certificate of the good standing of TPC and the
Partnership in the State of Delaware, and a certificate of qualification of TPC and the Partnership as a foreign entity authorized to do business in each state in which they are so qualified, in each case dated as of a date not earlier than ten (10) days prior to the Closing Date;

                           (f) satisfactory evidence of the resignation of such
of the present directors and officers of TPC as Buyer may require;

                           (g) a release by Seller in favor of the Company in
the form contained at Exhibit C;

                           (h) an Assignment and Assumption Agreement executed
by Seller and the Company in the form contained at Exhibit D; and

                           (i) an Assignment of Partnership Interest executed by
Seller in the form contained at Exhibit E.

                  10.2 Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver to Seller the following:

                           (a) confirmation of the wire transfer of immediately
available funds (to the account of Seller specified by Seller to Buyer within 24 hours prior to the required payment thereof) in the amount equal to $93,480,000;

                           (b) the certificate referred to in Section 9.4 hereof
signed by a duly authorized officer of Buyer;

                           (c) the certified resolutions of the board of
directors of Buyer referred to in Section 9.5 hereof;

                           (d) a certificate of the Secretary or an Assistant
Secretary of Buyer attesting as to the incumbency and signature of each officer of Buyer who shall execute this Agreement or any other Buyer Transaction Agreement;

                           (e) a release by the Company in favor of Seller in
the form contained at Exhibit C; and

                           (f) an Assignment and Assumption Agreement executed
by the Company and Seller in the form contained at Exhibit D.


                                   ARTICLE XI

                          COVENANTS REGARDING EMPLOYEES

                  11.1 Employment. Following the Closing, all Employees shall continue in the employment of the Company on substantially equivalent terms and conditions of employment. Nothing in Section 11.1 shall be deemed to require, however, that the employment of any Employee be continued for any specific period of time after the Closing Date. Buyer acknowledges that, following the Closing, neither the Employees nor the Company shall continue to participate in, or be a member of, any Employee Benefit Plan which is not sponsored or maintained by the Company (including, without limitation, the Employee Benefit Plans maintained or sponsored by Seller which, prior to the Closing Date, covered employees of Seller in addition to Employees of the Company).

                  11.2 Benefit Plans. To the extent that any employee benefit plan or arrangement is made available by Buyer or the Company to any Employees following the Closing Date, (i) Buyer shall, or shall cause the Company to, grant all such Employees after the Closing Date credit for all service with the Company and any predecessors prior to the Closing Date for all purposes for which such service was recognized by Seller and its Affiliates; and (ii) with respect to any "Employee Benefit Welfare Plan" (as that term is defined in Section 3(1) of ERISA), Buyer shall, or shall cause the Company to, waive any waiting periods, pre-existing condition exclusions and actively-at-work requirements and provide that any expenses incurred on or before the Closing Date by a covered Employee or a covered Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. Buyer expressly agrees that the Company or Buyer shall continue to maintain the Taylor Publishing Company Pension Plan For Hourly Paid Employees (the "Hourly Pension Plan") on substantially the same terms as it was constituted on the Closing Date, except as may otherwise be required by applicable Law and/or the terms of any applicable collective bargaining agreement, with plan administrators and other fiduciaries as shall be determined and selected by Buyer pursuant to the terms of the Hourly Pension Plan. The Hourly Pension Plan shall not be terminated, and accruals thereunder may not be halted or frozen, prior to the expiration of the term (and any extensions thereof) of the collective bargaining agreement covering participants in the Hourly Pension Plan who are active employees of the Company on the Closing Date, or the first anniversary of the Closing Date, whichever event last occurs. As soon as practicable after the Closing Date, Seller shall cause, or use its best efforts to effectuate, the transfer of the assets of the Hourly Pension Plan out of the Insilco Corporation Master Trust and into a trust newly established by the Company as is necessary for the purposes of holding the assets of the Hourly Pension Plan, provided that the Company provides Seller with sufficient evidence of the tax-exempt status of the newly established trust.

                  11.3 Employee Liabilities. On and after the Closing Date, Seller shall retain liability for benefits arising under the Company Plans listed in Schedule 11.3 in accordance with the terms of such Company Plans and to the extent described in Schedule 11.3, but Employees of the Company shall cease to be covered as active employee participants in the Company Plans listed in Schedule 11.3 on and after the Closing Date. Except as provided in the preceding sentence and in Sections 11.5 and 11.6, the Seller shall have no liability, for benefits or otherwise, under any Company Plan, and the Company and Buyer shall be responsible for all benefits under the Company Plans. Notwithstanding the foregoing, Seller shall be responsible for, and Buyer and the Company shall not be obligated to pay, that portion owed under the agreements listed on Schedule 4.17(h) that is attributable to the "Sales Incentive Program". Buyer and the Company shall retain liability for payments attributable to the "Income Protection Program" under such agreements, in each case as such programs are described in the agreements listed on Schedule 4.17(h).

                  11.4 Severance. If the employment of any Employee is terminated on or within one year after the Closing Date or by reasons of the transactions contemplated hereby, Buyer shall cause the Company to provide such Employee severance pay and benefit entitlement in accordance with the severance policy applicable to such Employee as in effect on the date hereof, if more favorable than the severance policy of Buyer or the Company, as applicable, in effect on or after the Closing.

                  11.5 401(k) Plan. On or prior to the Closing Date, Seller shall take all action necessary to vest participating Employees in their account balances in the Insilco Corporation Thrift Plan (the "Insilco 401(k) Plan"). There shall be no transfer of assets or liabilities of the Insilco 401(k) Plan to any Employee Benefit Plan of Buyer or any of its Affiliates (including the Company), and Buyer acknowledges that Buyer and its Affiliates (including the Company) shall have no right, title or interest in any of the assets of the Insilco 401(k) Plan.

                  11.6   Insilco Pension Plan.

                           (a) As of the Closing Date, Seller shall take all
actions necessary to provide that the Insilco Corporation Retirement Plan for Salaried Employees (the "Insilco Pension Plan") shall retain all liabilities with respect to all benefits accrued by participating Employees (the "Insilco Plan Participants") under the Insilco Pension Plan through the Closing Date, as if all such Insilco Plan Participants had terminated employment in respect of the Insilco Pension Plan on the Closing Date. Seller shall vest Insilco Plan Participants in their accrued benefits as of the Closing Date. All Insilco Plan Participants shall be treated as terminated vested employees or retired employees, if they are then eligible for retirement and so elect to retire under the Insilco Pension Plan for the purpose of determining benefit entitlement thereunder.

                           (b) There shall be no transfer of assets or
liabilities of the Insilco Pension Plan to any Employee Benefit Plan of Buyer or of any of its Affiliates (including the Company), and Buyer acknowledges that Buyer and its Affiliates (including the Company) shall have no right, title or interest in any of the assets of the Insilco Pension Plan.



                                   ARTICLE XII

                              TAXES AND LITIGATION

                  12.1  Tax Returns and Payments.

                           (a) Buyer shall, at Seller's request, cause the
Company to consent to join, for all taxable periods of the Company ending on or before the Closing Date for which the Company is eligible to do so, in any consolidated or combined federal, state, local or foreign income Tax Returns with Seller. Seller shall cause to be prepared and filed all such consolidated or combined income Tax Returns. Buyer agrees to cooperate with Seller in the preparation of the portions of such income Tax Returns pertaining to the Company, and hereby agrees to take no position inconsistent with the Company's being a member of the consolidated or combined group of which Seller is a member for all such periods. Seller shall timely pay all income taxes to which such income Tax Returns relate for all periods covered thereby.

                           (b) Seller shall cause to be prepared and Buyer shall
cause to be timely filed all required state, local and foreign Tax Returns of the Company (other than those caused to be filed by Seller pursuant to Section 12.1(a)) for any period which ends on or before the Closing Date, for which Tax Returns have not been filed as of the Closing Date. Buyer shall be responsible for preparing and filing all Tax Returns required to be filed by or on behalf of TPC or the Partnership for taxable periods ending after the Closing Date. All such returns for periods ending on or prior to, or which include, the Closing Date shall be prepared on a basis that is consistent with the manner in which Seller prepared or filed such Tax Returns for prior periods.

                           (c)(i) Seller shall indemnify and hold harmless
Buyer, TPC, the Partnership and their respective Affiliates, successors and assigns and the employees, directors, officers and agents of each with respect to any and all Taxes that may be imposed on Buyer, TPC or the Partnership or in respect of their business or assets (A) with respect to any taxable period of TPC, the Partnership or any Affiliated Group ending on or prior to the Closing Date or allocated to Seller pursuant to subparagraph (ii) of this Section 12.1(c) (the "Pre-Closing Taxes"), (B) to the extent such Taxes arise as a result of a breach or inaccuracy of any representation contained in
Section 4.18, and (C) under Treasury Regulation ss.1.1502-6 or any comparable state, local or foreign tax provision.

                           (ii) If, for any United States federal, state, local
or foreign tax purposes, the taxable period of the Company does not terminate on the Closing Date, Taxes, if any, and partnership tax items attributable to any taxable period of TPC or the Partnership that includes (but does not end on) the Closing Date (each such period, a "Straddle Period") shall be allocated to (A) Seller for the period up to and including the Closing Date, and (B) Buyer for the period subsequent to the Closing Date. For purposes of the preceding sentence, Taxes for the period up to and including the Closing Date and for the period subsequent to the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date as if such taxable period consisted of one taxable period ending on and including the Closing Date followed by a taxable period beginning on the day following the Closing Date or under such other reasonable method as the parties may agree. For purposes of this subparagraph (ii), exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis. In addition, the Texas franchise tax determined with respect to capital or income of TPC, Seller or the Partnership (i) during 1999 shall be considered a tax with respect to the period from January 1, 1999, to December 31, 1999, for purposes of this Agreement, and (ii) during 2000 shall be considered a tax with respect to the period from January 1, 2000, to December 31, 2000, for the purposes of this Agreement.

                           (d) With respect to any Tax Return required to be
filed by Buyer pursuant to Section 12.1(b) for a Straddle Period, Buyer shall provide Seller with copies of such completed Tax Return and a statement setting forth the amount of Tax shown on such Tax Return that is allocable to Seller pursuant to Section 12.1(c)(ii) (the "Statement") at least 15 business days prior to the due date for the filing of such Tax Return. Not later than five days before the due date for payment of Taxes with respect to such Tax Return, Seller shall pay to Buyer an amount equal to the Taxes shown on the Statement as being allocable to Seller. In addition, if the Pre-Closing Taxes with respect to a Straddle Period, calculated in accordance with Section 12. 1(c), are less than the Tax payments made on or before the Closing Date by the Company with respect to such Straddle Period Buyer shall cause the Company to pay over to Seller the excess of such Tax payments over such Pre-Closing Taxes concurrently with the filing of the Tax Return for the Straddle Period.

                  12.2 Refunds. Any refunds or credits of federal, state, local and foreign Taxes (including any interest thereon) received by or credited to the Company or Seller attributable to periods ending on or prior to the Closing Date, or attributable to periods which include the Closing Date that were not borne by Buyer pursuant to Section 12.1(c) (collectively, "Seller Refunds"), shall be for the benefit of Seller, and Buyer shall use reasonable commercial efforts to obtain any Seller Refunds and shall cause the Company to pay over to Seller any Seller Refunds within 15 business days after receipt or credit thereof; provided, however, that Seller shall reimburse Buyer for any costs or expenses incurred in connection with obtaining such Seller Refunds.

                  12.3 Cooperation. After the Closing Date, Buyer and Seller shall each make available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Company for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Buyer shall prepare and provide to Seller such federal, state, local and foreign Tax information packages as Seller shall reasonably request for use in preparing any Tax Return that relates to the Company. Such information packages shall be completed by Buyer and provided to Seller within 60 days after a request therefor. Notwithstanding any other provisions hereof, each party shall bear its own expenses in complying with the foregoing provisions. The obligations of Buyer contained in this Section 12.3 shall be in addition to Buyer's obligations contained in Section 7.2 of this Agreement.

                  12.4 Buyer's Taxes. Buyer shall pay, or cause to be paid, and Buyer and the Company shall jointly and severally indemnify Seller and its Affiliates against and hold them harmless from any liability for Taxes of Buyer, TPC or the Partnership with respect to any taxable period after the Closing, other than any such Taxes allocable to Seller, pursuant to Section 12.1(c)(ii).

                  12.5   Miscellaneous.

                           (a) Except as otherwise required by law, the parties
agree to treat all payments made pursuant to Section 12.1 to 12.4 as adjustments to the purchase price for Tax purposes. The representations and warranties set forth in Section 4.18 and the indemnities and covenants set forth in this
Article XII shall survive indefinitely.

                           (b) For purposes of Sections 12.1(c)(i) and 12.4, the
indemnification procedures of Section 14.3 shall be applicable.

                  12.6   Section 338(h)(10) Election: Section 754 Election.

                           (a) If requested by Buyer, Seller shall join Buyer in
an election to have the provisions of Section 338(h)(10) of the Code and any analogous provision of state or local law (any such election, a "338 Election") apply to the acquisition of the Shares of TPC. The allocation of the purchase price (or, if applicable, the "modified aggregate deemed sale price") among TPC's assets shall be made in accordance with Section 338 and the Treasury Regulations thereunder and any comparable provisions of state or local law, as applicable. Such allocation shall be determined by Buyer and delivered to Seller at least 90 days prior to the date an IRS Form 8023 is required to be filed in respect of the acquisition of the Shares (such allocation, the "Proposed Allocation"). Seller shall accept the Proposed Allocation unless it would be unreasonable to do so. If Seller believes that the Proposed Allocation is unreasonable, it shall notify Buyer within 30 days of its receipt of the Proposed Allocation and the manner in which Seller would modify the Proposed Allocation to make it reasonable (such modified allocation, the "Modified Allocation"). If Buyer and Seller are unable to resolve their differences within 15 days, the matter shall be referred the Independent Accountant. The Independent Accountant shall determine whether the Proposed Allocation was reasonable. If the Independent Accountant determines that the Proposed Allocation was reasonable, such allocation shall be the "Final Allocation." If the Independent Accountant determines that the Proposed Allocation was not reasonable, the Modified Allocation shall be the "Final Allocation." Buyer and Seller shall each file Internal Revenue Service Form 8023 (and any applicable forms required under state or local law) in respect of each 338 Election in a manner consistent with the Final Allocation and shall not take any position on any Tax Return that is inconsistent with the Final Allocation.

                           (b) Seller shall take any action reasonably requested
by Buyer in connection with making an election under Section 754 of the Code (and any comparable provision of state or local law) with respect to the Partnership for the taxable year of the Partnership that ends on or includes the Closing Date.

                  12.7 Jostens Lawsuit. Regarding the Legal Proceeding styled Taylor Publishing Co. v. Jostens, Inc. No. 4:97 CV 11 in the United States District Court for the Eastern District of Texas and No. 99-40154 in the United States Court of Appeals for the Fifth Circuit (collectively, the "Jostens Lawsuit"), each of Buyer and TPC acknowledge that Seller is currently paying expenses and fees associated with the proceeding of the Jostens Lawsuit before the United States Court of Appeals for the Fifth Circuit. After the Closing Date, Seller will continue to pay and be fully responsible for any fees and expenses incurred after the Closing Date that are associated with the prosecution of the Jostens Lawsuit and will indemnify and hold the Company harmless from any Losses arising out of, based upon, attributable to or resulting from the Jostens Lawsuit. Each of Buyer and TPC agree to make available to Seller upon prior written request (i) any of the Company's personnel whose assistance or participation is reasonably required by Seller and
(ii) those Books and Records which are reasonably required by Seller for the prosecution of the Jostens Lawsuit and all future proceedings relating to the Jostens Lawsuit, including providing documents, witnesses, reasonable access to management and other assistance; provided, however, that any such assistance or participation by such personnel or availability of such Books and Records does not unduly interfere with the normal conduct of the Company's business. Seller shall pay to Company a per diem charge at the rate of $500 per 8-hour day (prorated for partial days to the nearest quarter of a day) for each of the Company's personnel required to assist Seller pursuant to this Section 12.7 and shall reimburse the Company for any reasonable documented out-of-pocket expenses, including travel and other related expenses, as and when incurred by the Company or such personnel pursuant to this Section 12.7 to the extent such expenses are not paid directly by Seller. TPC hereby grants and assigns to Seller an undivided interest in any proceeds actually collected from the Jostens Lawsuit and each of Buyer, TPC and Seller agree that proceeds actually collected in relation to the Jostens Lawsuit will be allocated as follows:

                           (i) TPC is entitled to an amount equal to 10% of the
amount actually collected pursuant to the Jostens Lawsuit (net of fees and expenses of the Jostens Lawsuit that have been incurred directly by Seller, including legal fees); provided, however, that TPC will receive at least $100,000 (assuming the lawsuit results in a net amount in excess of $100,000) and that the maximum amount the Company is entitled to receive pursuant to this
Section 12.7(i) is $2,500,000. If the Jostens Lawsuit results in an amount actually collected that is less than $100,000, TPC is entitled to the entire amount collected.

                           (ii) Seller will be entitled to all remaining amounts
received as a result of the Jostens Lawsuit not allocated to TPC pursuant to
Section 12.7(i), including, but not limited to, all amounts received in excess of $25,000,000.

Buyer and TPC each agree that they shall not have a right to offset any liability Seller may have to Buyer or the Company against any amount Seller is entitled to pursuant to this Section 12.7. TPC and Buyer acknowledge and agree that Seller has complete discretion and authority regarding decisions and strategy relating to the Jostens Lawsuit, including any decision to settle the lawsuit, as well as any decision to instigate or terminate any Legal Proceeding regarding the same. Notwithstanding anything to the contrary in this Agreement, TPC acknowledges and agrees that it will remain solely responsible and liable for the judgment dated January 4, 1999 granted by the District Court to Jostens, Inc. requiring TPC to pay Jostens, Inc.'s costs, which were stipulated by the parties of the lawsuit to be $50,000.

                                  ARTICLE XIII

                                   TERMINATION

                  13.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby, may be terminated at any time before the Closing Date, as follows:

                           (a) Mutual Consent. By the mutual written consent of
Seller and Buyer.

                           (b) Expiration Date. By Seller, on the one hand, or
Buyer, on the other hand, if the Closing shall not have occurred by March 31, 2000 (which date may be extended by mutual agreement of Buyer and Seller) provided that the terminating party is not then in default hereunder.

                           (c) Consummation Prohibited. By Seller, on the one
hand, or Buyer, on the other hand, if consummation of the transactions contemplated hereby would violate any non-appealable final Order of a Governmental Authority having competent jurisdiction.

                           (d) Failure of Heller Financial, Inc. ("Heller") to
Remove All Conditions Regarding Due Diligence and the Environmental Insurance Policy Requirements in the Lender Letter. By Seller by notice given to Buyer on or prior to January 7, 2000 if Seller has not received by 5:00 p.m., Texas time, on December 23, 1999 from Buyer a revised Lender Letter executed and agreed to by Buyer (i) eliminating from the Lender Letter (to the sole satisfaction of Seller) all conditions to the commitment of Heller related to due diligence, including without limitation legal and environmental due diligence, and all conditions to the commitment of Heller related to the environmental insurance policy referred to in the Lender Letter and (ii) containing no other changes not acceptable to Seller in its sole discretion.

                  13.2 Effect of Termination. If this Agreement shall be terminated pursuant to Section 13.1, all further obligations of the parties to this Agreement shall terminate without further liability of any party to another and each party shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel; provided, however, that (i) the obligations of Buyer under the Buyer Confidentiality Agreement shall survive any such termination and (ii) nothing herein shall relieve a breaching or defaulting party for liability arising from any breach or default by it hereunder.

                                   ARTICLE XIV

                                 INDEMNIFICATION

                  14.1 Seller Indemnification. Subject to the limitations set forth in Section 14.4 hereof, Seller hereby agrees to indemnify and hold Buyer and each of its Affiliates, and the officers, directors, employees and agents thereof, harmless from and against any and all claims, judgments, causes of action, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses, including without limitation, cost of investigation and defense, and reasonable attorneys' fees and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any breach of any representation, warranty, agreement or covenant on the part of Seller or TPC (excluding, however, in the case of TPC, any breach of any agreement or covenant occurring following the Closing Date) contained in or pursuant to this Agreement or any certificate delivered pursuant to Section
8.5 of this Agreement.

                  14.2 Buyer Indemnification. Buyer hereby agrees to indemnify and hold Seller and each of its Affiliates, and the officers, directors, employees and agents thereof, harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from any breach of any representation, warranty, agreement or covenant on the part of Buyer contained in or made pursuant to this Agreement or any certificate delivered pursuant to
Section 9.4 of this Agreement.

                  14.3   Indemnification Procedures

                           (a) If any third party asserts any claim against a
party to this Agreement which, if successful, would entitle the party to indemnification under this Article XIV (the "Indemnified Party"), it shall give notice of such claim to the party from whom it intends to seek indemnification (the "Indemnifying Party") and, subject to Section 14.6, the Indemnifying Party shall have the right to assume the defense and, further subject to Section 14.3(b), settlement of such claim at its expense by representatives of its own choosing acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld). The failure of the Indemnified Party to notify the Indemnifying Party of such claim shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have with respect to such claim, except to the extent that the defense is materially prejudiced by such failure. The Indemnified Party shall have the right to participate in the defense of such claim at its expense, in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim. If the Indemnifying Party fails or does not assume the defense of any such claim within 15 days after written notice of such claim has been given by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend against or, subject to Section 14.3(b), settle such claim with counsel of its own choosing at the expense (to the extent reasonable under the circumstances) of the Indemnifying Party.

                           (b) If the Indemnifying Party does not assume the
defense of a claim involving the asserted liability of the Indemnified Party under this Article XIV, no settlement of such claim shall be made by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party assumes the defense of such a claim, (i) no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claim that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that have been paid in full by the Indemnifying Party, and (C) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent.

                           (c) The parties acknowledge and agree that the
Indemnifying Party's indemnity obligation relating to any Remedial Action shall be satisfied by implementation or indemnification of the Lowest Cost Response. "Lowest Cost Response" shall mean any Remedial Action that both meets the most stringent of the following and is in compliance with Environmental Law: (a) the least stringent corrective action or cleanup standards acceptable under Environmental Laws or required by the Governmental Authority, in effect at the time of the Remedial Action, based upon use of differential clean-up standards based upon the nature of the land use of the affected property as of the Closing Date, that will allow continued use and operation of the property for such purpose without material interference; provided, however, in the event Lowest Cost Response would require institutional controls, the institutional controls shall not be considered "Lowest Cost Response" to the extent they would render any portion of the property that the Company has a reasonable expectation of use for industrial purpose at the time of implementation of the Remedial Action in question, nonusable for such intended use it being further understood and agreed that if Remedial Action with respect to air emissions is required and a permit or other authorization covering the historical level of air emissions at a facility that does not impose conditions requiring material adverse changes to the operations of the facility can be obtained without the need for control equipment, the installation of control equipment shall not be considered "Lowest Cost Response;" (b) in the absence of cleanup standards or corrective action required under Environmental Laws, the cleanup standard or corrective action shall be deemed to be such specifications as reasonably determined by the Approved Environmental Consultant in consultation with the Non-Responding Party;
(c) the corrective action or cleanup standard established in any applicable lease in effect on or prior to the closing governing the Company's occupancy of any of the real property that is subject to the Remedial Action; or (d) the corrective action or cleanup standard required by any judicial or administrative resolution or settlement agreement of a third party claim achieved or entered into pursuant to the procedures set forth in this Article XIV. Except with respect to post-Closing Releases to air for a period of up to 120 days expressly included in clause (ii) of the definition of "Seller Environmental Liabilities," the Indemnifying Party shall not have any indemnity obligation in respect of that portion of any environmental condition caused by the Indemnified

Party, including, without limitation, any contribution made by the Indemnified Party to an environmental condition for which the Indemnifying Party otherwise has an indemnity obligation under this Section 14.6.

                  14.4 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

                           (a) Seller shall not have any obligation to provide
indemnification for Losses pursuant to Section 14.1 arising out of or related to breaches of representations and warranties (but not for any breach of any covenant or agreement of Seller) except to the extent that the aggregate amount of all such Losses pursuant to such Section exceeds $1,000,000, in which case Seller shall be liable to Buyer only for such Losses in excess of $1,000,000 (the "Basket Amount"). Seller shall be obligated to provide indemnification for all Losses arising out of or related to the breach of any covenant or agreement of Seller. The maximum obligation of Seller to provide indemnification for all Losses pursuant to (i) Section 14.1 arising out of or related to breaches of representations and warranties (but not for any breach of any covenant or agreement of Seller) and (ii) Section 14.6, shall be limited to $9,400,000 in the aggregate.

                           (b) Buyer shall not have any obligation to provide
indemnification for Losses pursuant to Section 14.2 arising out of or related to breaches of representations and warranties (but not for any breach of any covenant or agreement of Buyer) except to the extent that the aggregate amount of all such Losses pursuant to such Section exceeds the Basket Amount in which case Buyer shall be liable to Seller only for such Losses in excess of Basket Amount. Buyer shall be obligated to provide indemnification for all Losses arising out of or related to the breach of any covenant or agreement of Buyer or any post-Closing covenant or agreement of TPC. The maximum obligation of Buyer to provide indemnification for Losses pursuant to Section 14.2 arising out of or related to breaches of representations and warranties (but not for any breach of any covenant or agreement of Buyer, or TPC if applicable) shall be limited to $9,400,000 in the aggregate.

                           (c) The representations and warranties of TPC and
Seller on the one hand, and Buyer, on the other, contained in this Agreement shall survive the Closing until the 13th month anniversary of the Closing Date; provided, however, that (i) the representations contained in Section 4.14 shall last for six years, (ii) the representations contained in Section 4.17 and
Section 4.18 shall continue until the expiration of the applicable statute of limitations relating to the cause of action giving rise to Losses and (ii) the representations contained in Sections 4.2 and 4.3 shall survive indefinitely.

                  14.5 Inapplicability to Taxes. Except for indemnification procedures set forth in Section 14.3, this Article XIV shall not apply to Taxes, liability for which is subject to Sections 12.1 through 12.5 hereof.

                  14.6   Environmental Indemnification.

                           (a) Subject to the limitations set forth in this
Section 14.6, in addition to the indemnification provided by Seller pursuant to
Section 14.1 above, Seller will defend, indemnify and hold harmless Buyer from and against, subject to the cost sharing provisions of

Section 14.6(g) below, any and all Seller Environmental Liabilities for which notice of a Section 14.6 Environmental Claim (as defined below) is given during the ten year period commencing on the Closing Date and which were discovered prior to the end of such ten year period (whether before or after the Closing
Date).

                           (b) PROCEDURES WITH RESPECT TO SELLER ENVIRONMENTAL
LIABILITIES

                           (i) Any Section 14.6 Environmental Claim (as defined
below) that does not require Remedial Action shall be governed by the procedures set forth in Section 14.3 of this Agreement. The term "Section 14.6 Environmental Claim" means any Environmental Claim all or a portion of which, if successful, would entitle Buyer to indemnification under this Section 14.6.

                           (ii) Unless otherwise agreed by Seller and Buyer,
Buyer shall take the lead in any Remedial Action. The party controlling a Remedial Action shall be referred to as the "Responding Party" and the other party shall be referred to as the "Non-Responding Party." The Responding Party shall, subject to the reasonable approval of the Non-Responding Party, select one or more environmental engineers or consultants (the "Approved Environmental Consultant"), to plan, conduct, coordinate, and supervise the Remedial Action. The Responding Party shall arrange for an Approved Environmental Consultant to prepare as part of the Remedial Action and, in compliance with any applicable Environmental Law, a remedial action plan, which shall describe in reasonable detail the Remedial Action, the scope of the work to be performed (to the extent then determinable), and the estimated schedule for and the estimated costs associated with such activities (to the extent then estimable) ("Remedial Action Plan") for each Remedial Action. The Remedial Action Plan shall be designed to achieve compliance with the Lowest Cost Response, shall keep to a minimum the disruption of operations at the affected property, and shall not interfere in any material respect with such operations.

                           (iii) The Non-Responding Party shall have the right
to review the Remedial Action Plan in accordance with the review procedure set forth in this Section 14.6, and to reasonably monitor any Remedial Action; the Responding Party shall provide a reasonable opportunity to the Non-Responding Party for review and comment in advance, subject to Section 14.6(b)(x) below, of
(x) the implementation of any material element of the Remedial Action or finalization of a report thereof, and (y) any material filing relating to the Remedial Action with an applicable Governmental Authority. The Responding Party shall reasonably attempt to incorporate or respond to any comment received from the Non-Responding Party. Each party shall timely provide to the other any information concerning the Remedial Action reasonably requested in writing by the other.

                           (iv) Upon receipt of a Remedial Action Plan from an
Approved Environmental Consultant, the Responding Party shall notify the Non-Responding Party in writing of the action it proposes to take and submit a copy of the Remedial Action Plan. In the event that the Non-Responding Party objects to the Remedial Action Plan as being inconsistent (other than in a de minimis respect) with the Lowest Cost Response or Seller's indemnity obligations hereunder, in whole or in part, the Non-Responding Party shall notify the Responding Party in writing of its specific disagreement (and its basis therefor) regarding such Remedial Action Plan and shall provide an alternative proposal describing in reasonable detail an alternative proposal ("Dispute Notification") within thirty (30) days of its receipt of notice of the Remedial Action Plan. The parties shall thereafter negotiate in good faith in an attempt to reach agreement as to the disputed Remedial Action Plan. Although the Non-Responding Party may offer comments and suggestions to the Responding Party on de minimis aspects of the Remedial Action Plan, which the Responding Party will consider in good faith, the ultimate resolution of comments regarding de minimis matters shall be within the discretion of the Responding Party and shall not be included in any Dispute Notification.

                           (v) In the event the parties are unable to resolve a
dispute within thirty (30) days after the Responding Party's receipt of a Dispute Notification, the parties shall designate an independent environmental engineer or consultant familiar with environmental remediation requirements and practices in the area where the remediation activity is to be performed (the "Third Party Consultant"), provided that if the parties are unable to agree upon a Third Party Consultant, Seller shall select one environmental consultant or engineer, Buyer shall select a second environmental consultant or engineer, and such consultants or engineers shall choose the Third Party Consultant, within fifteen (15) days after such 30-day period. If either party fails to select such consultant or engineer, the consultant or engineer selected by the other party shall be the Third Party Consultant. The Third Party Consultant shall review the Remedial Action Plan and the Dispute Notification, may discuss the Remedial Action Plan with Seller and Buyer and, within thirty (30) days after its selection as the Third Party Consultant, shall make written findings as to the fairness and appropriateness of, and any changes that it would recommend to, the Remedial Action Plan, taking into account the requirements of the provisions of this Section 14.6, including the concept of "Lowest Cost Response." The Third Party Consultant may make findings that the Remedial Action Plan is consistent with these requirements, that the Non-Responding Party's alternative proposal as set forth in the Dispute Notification is consistent with these requirements, or that different activities would be consistent with these requirements. Seller and Buyer shall thereafter negotiate in good faith in an attempt to reach agreement as to the disputed Remedial Action Plan considering the findings of the Third Party Consultant; in the event the parties are unable to resolve the dispute within fifteen (15) days after receipt of the Third Party Consultant's findings, all such findings shall become part of and shall be deemed to amend the Remedial Action Plan, Lowest Cost Response, and Remedial Action Plan. The costs of the Third Party Consultant shall be borne one-half by Seller and one-half by Buyer.

                  Notwithstanding the foregoing, it is not the intent of the parties to refer disputes concerning matters of contract or lease interpretation or disputes concerning matters not within the reasonable judgment or experience of an environmental consultant to the Third Party Consultant for resolution; it being understood and agreed that such disputes shall be resolved in accordance with the provisions of Section 15.9 of this Agreement, and, if appropriate, the Dispute Notification shall be modified prior to submission to the Third Party consultant to delete references to such matters.

                           (vii) In the event the Responding Party reasonably
believes that the Remedial Action Plan warrants expedited review and resolution, the Responding Party shall so notify the Non-Responding Party in writing concurrently with delivery of the Remedial Action Plan and the parties will use good faith efforts to minimize the time periods for reviewing proposals and resolving disputes established by this Section 14.6 and, in any event, 30 day periods shall be reduced to 15 days and 15 day periods shall be reduced to 7 days.

                           (viii) The Responding Party will consult with the
Non-Responding Party regarding material discussions with any Governmental Authority concerning any Remedial Action. The Non-Responding Party may have a representative present during any meeting with any Governmental Authority; provided, however, that such representative will not actively participate in any such meetings and the Non-Responding Party will not attempt to independently contact or influence the Governmental Authority.

                           (ix) Buyer will notify Seller in writing promptly
after, and in any event within thirty (30) calendar days of, Buyer's receipt of any written Section 14.6 Environmental Claim or gaining of any knowledge of a Seller Environmental Liability that could require Remedial Action. Buyer also hereby agrees to provide Seller written notice promptly after, and in any event within thirty (30) calendar days of, the discovery of any Release or threatened Release of a Hazardous Material that may give rise to a Seller Environmental Liability and is reportable under Environmental Law to a Governmental Authority at any Facility after the Closing Date. Failure to provide such notice on a timely basis will not result in the Losses relating thereto being excluded as Seller Environmental Liabilities, except to the extent Seller has been prejudiced thereby.

                           (x) Notwithstanding the preparation and review of the
Remedial Action Plan provisions in Section 14.6(b), the "no-hunt" provisions in
Section 14.6(f) and the notice provisions in this Section 14.6, Buyer may take any necessary Remedial Action to respond to an emergency condition for which Seller may have an indemnification obligation (i) in the event Buyer has a good faith belief that such conditions require an immediate response to protect human health or the environment, (ii) such action is expressly directed by a Governmental Authority to respond to the emergency condition, or (iii) such action is required by applicable Environmental Law to respond to the emergency condition. Buyer shall promptly notify Seller of the emergency condition, which notice shall in any event be given within forty-eight (48) hours of completion of the Remedial Action responding to the emergency condition. The taking of such action shall not have any impact on a determination of whether the Remedial Action is properly within Seller's indemnity obligation contained in this
Section 14.6.

                           (xi) Unless Seller otherwise expressly agrees in
writing to the contrary, the parties acknowledge and agree that Seller's indemnity obligation relating to any Remedial Action shall be satisfied by the Lowest Cost Response. Unless Seller otherwise expressly agrees in writing to the contrary, to the extent Buyer requests or implements any changes to any Remedial Action which exceed Lowest Cost Response, Buyer will be solely responsible for any increased costs attributable to such changes.

                           (xii) The Non-Responding Party will have the right to
assist in the settlement or defense of any administrative enforcement action relating to a Section 14.6 Environmental Claim, with its own counsel and at its own expense, so long as it does not interfere with or delay in any manner the Responding Party's resolution of any such Section 14.6 Environmental Claim. In the event the Section 14.6 Environmental Claim involves third party litigation, this right to assist in settlement or defense, shall be governed by Section 14.3(a).

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

                           (xiii) Seller hereby agrees prior to Closing to
initiate at its cost an air emissions inventory and evaluate whether each of the Company's four current facilities is required to have any air permit or authorization that it currently does not have. For purposes of Section 14.6(e) below, all third-party out-of-pocket costs and expenses incurred in connection with such inventory and evaluation shall be deemed to be Losses for which Seller was obligated to pay pursuant to this Section 14.6 (but not subject to the Individual or Aggregate Threshold Amounts). Buyer has the independent right, at Buyer's cost (unless required of Buyer after Closing as part of a Remedial Action), to conduct its own air emissions survey and evaluation regarding the Current Facilities' (defined below) compliance with Environmental Law. Upon completion of such inventory and evaluation, Seller and Buyer shall consult in good faith to determine whether any Remedial Action is required. Any dispute with respect thereto and any related Remedial Action shall be handled in accordance with the procedures set forth in this Section 14.6. To the extent any Releases to the air are identified or discovered to be violations of Environmental Law prior to the Closing Date, or during the 120 day period after the Closing Date (provided such Releases are not the result of a material alteration in the Company's operations as those operations existed during the twelve-month period prior to the Closing Date), by Seller as the result of its air emissions inventory, or by Buyer as the result of any air emission survey or inventory, such Releases are deemed to be a Seller Environmental Liability and deemed to be a Section 14.6 Environmental Claim subject to all of the procedures with respect to Seller Environmental Liabilities set forth in Section 14.6(b), including the notice provisions set forth in Section 14.6(b)(ix).

                           (xiv) To the extent access to any area requiring
Remedial Action is within the control of the Non-Responding Party or its Affiliates, Non-Responding Party shall provide Responding Party, its environmental consultants and Governmental Authority with reasonable access to the areas affected in order for Responding Party to carry out its obligations under this Agreement. During the implementation of any Remedial Action, the parties shall use commercially reasonable best efforts to cooperate in good faith to ensure compliance with all applicable Environmental Laws, to minimize the costs of the Remedial Action and to minimize business disruptions related to the implementation of the Remedial Action. The parties acknowledge and agree that it may be in the parties' interest to conduct the Remedial Action under a state voluntary cleanup program and agree to reasonably cooperate with each other in taking such steps as may be necessary or desirable to facilitate such participation.

                  (c) All obligations contained in this Section 14.6 shall expire on the tenth anniversary of the Closing Date, except with respect to matters for which a notice of a Section 14.6 Environmental Claim has been received by Seller on or before said tenth anniversary.

                  (d) Regarding each environmental condition, Seller shall not have any obligation to provide indemnification for Losses pursuant to this
Section 14.6 arising out of or related to Seller Environmental Liabilities of such environmental condition except to the extent that the amount of Losses relating to such condition exceeds $100,000 (the "Individual Threshold Amount") or the cumulative amount of Losses that have been incurred by Buyer and applied against Individual Threshold Amounts for environmental conditions exceeds $750,000 (the "Aggregate Threshold Amount"), in which case Seller shall be liable to Buyer only for

Losses for such environmental condition in excess of the Threshold Amount or Aggregate Threshold Amount, as applicable.

                           (e) The maximum obligation of Seller to provide
indemnification for all Losses pursuant to (i) this Section 14.6 and (ii)
Section 14.1 (arising out of or related to breaches of representations and warranties) hereof, shall be limited to $9,400,000 in the aggregate.

                           (f) Unless and except to the extent required to do so
under any Environmental Law or in fulfillment of the express requirement of a Governmental Authority that is not required as a result of intentional actions or inactions of Buyer or its Affiliates designed in whole or in part to effect such a requirement and, then, only with prior notice to Seller and after providing Seller with an opportunity to be present at any surface or subsurface investigation and an ability to split any samples taken at Seller's cost, in the event Buyer initiates, conducts, or authorizes any surface or subsurface investigation of an environmental condition at any facility which may constitute a Seller Environmental Liability, without the express written consent of Seller, any Losses incurred or matters discovered as a result of such investigation shall be excluded from Seller Environmental Liabilities and Seller shall not have any indemnification or obligation with respect thereto. Activities conducted by Buyer or its Affiliates in the ordinary course of business, such as improvements or repairs, will not be considered a surface or subsurface investigation, provided Buyer and its Affiliates do not intend in connection with such activity to identify environmental liabilities.

                           (g)  COST-SHARING

                           (i) During the first year of the environmental
indemnity set forth in this Section 14.6 (i.e., the twelve month period commencing on the Closing Date), Seller will be responsible for eighty-five percent (85%) of the Losses above the Threshold Amount or Aggregate Threshold Amount, as the case may be, that constitute Seller Environmental Liabilities;

                           (ii) During the second, third and fourth years of the
environmental indemnity set forth in this Section 14.6, Seller will be responsible for seventy-five percent (75%) of the Losses above the Threshold Amount or the Aggregate Threshold Amount, as the case may be, that constitute Seller Environmental Liabilities;

                           (iii) During the fifth year of the environmental
indemnity set forth in this Section 14.6, Seller will be responsible for sixty percent (60%) of the Losses above the Threshold Amount or the Aggregate Threshold Amount, as the case may be, that constitute Seller Environmental Liabilities;

                           (iv) During the sixth year of the environmental
indemnity set forth in this Section 14.6, Seller will be responsible for fifty percent (50%) of the Losses above the Threshold Amount or the Aggregate Threshold Amount, as the case may be, that constitute Seller Environmental Liabilities;

                           (v) During the last four years of the environmental
indemnity set forth in this Section 14.6, Seller will be responsible for twenty-five percent (25%) of the Losses above the Threshold Amount or the Aggregate Threshold Amount, as the case may be, that constitute Seller Environmental Liabilities; and

                           (vi) It is understood that the cost sharing ratio for
an environmental condition shall be established based on the date Buyer notifies Seller in writing of the Section 14.6 Environmental Claim.

                           (h) Seller will provide Buyer a one year Letter of
Credit, renewable to Buyer for two additional consecutive one year terms, in the amount of $1,000,000.00, issued by a financial institution and in a form reasonably acceptable to Buyer on the Closing Date as security for its indemnity obligations contained in this Section 14.6. The amount of the Letter of Credit will be reduced by the actual amounts paid by Seller to cover any Losses related to Seller Environmental Liabilities (excluding Section 14.6(b)(xiii)) or by any amounts drawn against the Letter of Credit to cover any Losses that constitute Seller Environmental Liabilities. Further, once Seller has fulfilled the maximum obligation for Losses set forth in Section 14.6(e) above, Seller may terminate the Letter of Credit.

                           (i) The duty and obligation of Seller to provide
indemnification hereunder will be limited to the net amount of any Losses actually sustained and/or paid. In determining the net amount of Losses, the actual amount of Losses will be reduced by the aggregate value of any assets, properties and rights, including without limitation, proceeds of insurance, claims, cross-claims, counterclaims and the like which are either received directly by Buyer, or by Seller on behalf of Buyer and remitted to Buyer. In such connection, Buyer will fully cooperate with Seller in pursuing and realizing all amounts which may be available from third persons (without being obligated to incur any additional non-reimbursable expense, or liability in respect of specious or unfounded lawsuits filed in its name).


                                     GENERAL

                  15.1 Amendments. This Agreement may only be amended by an instrument in writing executed by Buyer and Seller.

                  15.2 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to enforce such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

                  15.3 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a)    If to Seller, to:

                                  Insilco Corporation
                                  425 Metro Place North
                                  Fifth Floor
                                  Dublin, Ohio 43017
                                  Attn: Chief Executive Officer

         With a copy (which shall not constitute effective notice) to:

                                  Andrew M. Baker
                                  Baker & Botts, L.L.P.
                                  2001 Ross Avenue
                                  Dallas, Texas 75201

                           (b)    If to TPC, to:

                                  Taylor Publishing Company
                                  1550 W. Mockingbird Lane
                                  Dallas, Texas 75235
                                  Attn: President

                           (b)    If to Buyer to:

                                  c/o Castle Harlan Partners III, L.P.
                                  150 East 58th Street
                                  New York, New York 10155
                                  Attention:  David B. Pittaway

         With a copy (which shall not constitute effective notice) to:

                                  Schulte Roth & Zabel LLP
                                  900 Third Avenue
                                  New York, New York 10022
                                  Attention:  Marc Weingarten

                  15.4 Successors and Assigns; Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties except that Buyer may assign any or all of its rights, interest and obligations hereunder to any of its

Affiliates and/or its financing sources (provided that no such assignment shall discharge Buyer from any such obligations). Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

                  15.5 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

                  15.6 Entire Agreement. This Agreement (including the exhibits and Schedules hereto, and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith; provided, however, that the Buyer Confidentiality Agreement shall remain in full force and effect according to its terms and shall survive and remain in full force and effect in the event this Agreement is terminated. All exhibits and Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

                  15.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

                  15.8 Remedies. Each of the parties hereto acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other parties hereto, and
(ii) the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by other parties hereto without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof and thereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.

                  15.9 Arbitration. Except as set forth in Section 14.6 of this Agreement, Seller, TPC and Buyer agree that all disputes, controversies or claims that may arise out of the transactions contemplated by this Agreement, or the breach, termination or invalidity thereof, shall be submitted to, and determined by, binding arbitration. Such arbitration shall be conducted pursuant to the Commercial Arbitration Rules (the "Rules") then in effect of the American Arbitration Association, except to the extent such Rules are inconsistent with this Section 15.9. If the amount in controversy in the arbitration exceeds $100,000, exclusive of interest, attorneys' fees and costs, the arbitration shall be conducted by a panel of three (3) neutral arbitrators. Otherwise, the arbitration shall be conducted by a single neutral arbitrator. The arbitrator(s) shall be selected pursuant to the Rules. Exclusive venue for such arbitration shall be in Wilmington, Delaware. The arbitrator(s) shall apply the internal laws of the State of Delaware (without regard to conflict of law rules) in determining the substance of the dispute, controversy or claim and shall decide the same in accordance with the applicable usages and terms of trade. Evidentiary questions shall be governed by the Federal Rules of Evidence. The arbitrator(s)' award shall be in writing and shall set forth the findings and conclusions upon which the arbitrator(s) based the award. The prevailing party in any such arbitration shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in connection with the arbitration. Any award pursuant to such arbitration shall be final and binding upon the parties hereto, and judgment on the award may be entered in any federal or state court sitting or located in the State of Ohio or in any other court having jurisdiction. The provisions of this Section 15.9 shall survive the termination of this Agreement. A party hereto may seek and obtain from a court of competent jurisdiction a temporary restraining order, temporary injunction or other temporary emergency relief without first having to submit such dispute to arbitration.

                  15.10 Expenses. Seller and Buyer shall each bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby it being understood that if the Closing is consummated, Seller shall bear any transaction expenses incurred by the Company (except any costs or expenses specifically associated with the audit of the Company conducted for the purpose of the transactions contemplated by this Agreement which under any circumstances are the obligation of Buyer) and Buyer may cause the Company (but not Seller) to bear the transaction costs incurred by Buyer. Notwithstanding the foregoing, Buyer will pay all filing fees required by the HSR Act.

                  15.11 Release of Information; Confidentiality. The parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any party without prior consultation with, and agreement of, the other parties, except for any legally required communication by any party and then only with prior consultation and as much advance notice as is practicable under the circumstances requiring any announcement, together with copies of all drafts of the proposed text. The provisions of the Buyer Confidentiality Agreement shall remain in full force and effect.

                  15.12 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a "Section," "Article," or "Schedule" shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule attached to this Agreement. The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive.

                  15.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

                  15.14 Survival. Except as otherwise set forth in this Agreement, the representations and warranties made in this Agreement or in any agreement, certificate or other document executed in connection herewith and the covenants and agreements contained herein to be performed or complied with prior to the Closing shall not survive the Closing.



                  [Remainder of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

                                  SELLER:

                                  Insilco Corporation, a Delaware corporation


                                  By: /s/ David A. Kauer
                                      -----------------------
                                      Name: David A. Kauer
                                            -----------------
                                      Title: President
                                             ----------------

                                  TPC:

                                  Taylor Publishing Company, a
                                  Delaware corporation


                                  By: /s/ Michael R. Elia
                                      -----------------------
                                      Name: Michael R. Elia
                                            -----------------
                                      Title: Vice President
                                            -----------------


                                  BUYER:

                                  TP Acquisition Corp., a Delaware corporation

                                  By: /s/ David B. Pittaway
                                      -----------------------
                                      Name: David B. Pittaway
                                            -----------------
                                      Title: President
                                             ----------------





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